EXHIBIT 10.12

LEASE

Illinois Science + Technology Park

Skokie, Illinois

LANDLORD

FC SKOKIE SPE, LLC

TENANT

AURASENSE THERAPEUTICS, LLC

Dated: February 13, 2012

EXHIBIT A	-	Definitions
EXHIBIT B	-	Legal Description
EXHIBIT B-1	-	Depiction of Premises
EXHIBIT B-2	-	Map of the Park
EXHIBIT C	-	Work Letter
EXHIBIT D	-	Standard Services
EXHIBIT E	-	Rules and Regulations
EXHIBIT F	-	Expedited Dispute Resolution Procedure
EXHIBIT G	-	Form of Letter of Credit

LEASE

ARTICLE 1

RECITALS, DEFINITIONS AND BASE LEASE TERMS

Section 1.1 Recitals.

This Lease (this “Lease”) is entered into this 13th day of February, 2012 by and between FC Skokie SPE, LLC, a Delaware limited liability company (the “Landlord”) and AuraSense Therapeutics, LLC, a Delaware limited liability company (the “Tenant”).

In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

Section 1.2 Definitions.

Certain terms used in this Lease shall have the meanings indicated or referred to in Section 1.3 of this Lease and Exhibit A.

Section 1.3 Base Lease Terms.

The following constitute the Base Lease Terms:

Premises: 9,216 rentable square feet (“rsf”), consisting of a Suite Two (2) on the Fourth (4th) floor of the building (the “Building”) known and numbered as 8045 Lamon Avenue the Illinois Science + Technology Park, Skokie, Illinois (the “Park”) and approximately 425 rsf consisting of a to be built conference room on the fourth (4th) floor of the Building inbetween the washrooms and the atrium (the “Conference Room”) for Tenant’s exclusive use, all as the Premises are more particularly depicted on Exhibit B-1. Tenant and Landlord acknowledge that the rentable square footages set forth in this Lease are deemed conclusive.

Annual Fixed Rent: $25.00 per rsf

Annual Fixed Rent Escalation: $1.00 per rsf on each anniversary of the Initial Rent Commencement Date (as hereinafter defined).

Security Deposit: Tenant has provided a Lease Security Deposit consisting of $32,064 as provided in, and subject to the provisions of, Section 11.1 of the Lease.

Term: Three (3) years, commencing on March 1, 2012 (the “Commencement Date”), and expiring at 11:59 p.m. on February 28, 2015, unless earlier terminated in accordance with this Lease (“Termination Date”).

ARTICLE 2

PREMISES AND TERM

Section 2.1 Premises.

The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises, which shall be comprised of the space illustrated on Exhibit B-1, subject to the exclusion herein below set forth in this Section 2.1, Landlord’s reservations set forth in Section 2.3, such easements, covenants and restrictions as may affect the Property and the terms and conditions of this Lease. Tenant shall further be subject to any declaration of easements, covenants and/or restrictions or other matters of record encumbering the Park provided that such agreement does not adversely affect Tenant’s use and occupancy of the Premises or its rights and obligations under this Lease in more than a de minimus manner (Tenant acknowledging that it has no right to object to the recording of the No Further Remediation letter or any deed covenants required thereby so long as they are consistent with the terms of the DECR (all as defined in Section 5.5, below). The Tenant acknowledges that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of the Landlord with respect to the Premises, the Building or the Property or with respect to the suitability of any of them for the conduct of the Tenant’s business or activities. The Premises shall exclude common areas and facilities of the Property, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, first floor elevator lobby, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinklers, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common other parts of the Building. If the Premises at any time includes less than the entire rentable floor area of any floor of the Building, the Premises shall also exclude the common corridors, vestibules, elevator lobby, toilets, janitor’s closet, electrical and telephone closet, and freight elevator vestibule located on such floor. Tenant shall have twenty four (24) hours per day, seven (7) days per week access to the Premises and parking.

Section 2.2 Appurtenant Rights.

(a) The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with other, subject to the Rules and Regulations- (as defined in Section 6.3): (i) the entry, vestibules and main lobby of the Building, the common stairways, elevators, elevator wells, boiler room, elevator rooms, sprinkler rooms, mechanical rooms, and the pipes, sprinklers, ducts, conduits, wires and appurtenant fixtures and equipment serving the Premises in common with others, (ii) common walkways and driveways situated upon the Land that are necessary or reasonably convenient for access to the Building, and all other areas in and amenities of the Park as are made available generally to the occupants of the Park or the general public, (iii) access to, and use of in common with other tenants of, loading and receiving areas and freight elevators, janitor’s closets, and electrical and telephone closets, all subject to Rules and Regulations then in effect and (iv) if the Premises at any time includes less than the entire rentable floor area of any floor, the common toilets, corridors, vestibules, and bridges (collectively, the “Common Areas”). Common Areas located in the Park but serving more than one building, including the Building, are referred to herein as “Park Common Areas”.

(b) The Tenant shall have, as appurtenant to the Premises, the parking rights set forth in Section 2.4.

Section 2.3 Landlord’s Reservations.

(a) The Landlord reserves the right from time to time, without unreasonable interference with the Tenant’s use to alter or modify the Common Areas, provided that (i) the Landlord gives the Tenant reasonable advance notice of the Landlord’s contemplated alterations or modifications, (ii) any such actions are effected in a good and workmanlike manner, and (iii) such alterations or modifications do not permanently impair Tenant’s access to the Premises or its practical use and enjoyment thereof.

(b) The Land may be subdivided into separate lots in order to permit separate ownership and financing of the Land and the improvements thereon. In the event the Land, as originally defined herein, is subdivided, then the term “Land” shall be deemed to refer only to the parcel or parcels of land on which the Building is located and at the request of either Landlord or Tenant Exhibit B shall be amended accordingly. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with, and do not diminish or adversely affect, the rights of Tenant under this Lease.

(c) In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable (except in emergency) interruption of Tenant’s use and access to the Premises (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property, provided that, to the extent practicable such installations, replacements or relocations in the Premises shall be placed above ceiling surfaces, below floor surfaces, or to the outside of the interior face of perimeter walls; and (ii) to grant easements and other rights with respect to the Property.

Section 2.4 Parking Passes.

The Landlord shall provide, without further charge to Tenant, the Parking Passes (as defined in Exhibit A) for use by the Tenant’s employees and visitors in accordance with the provisions of this Section 2.4, and in the locations designated on Exhibit B-2 or such other locations within the Park as Landlord reasonably designates by notice to Tenant from time to time (provided that the pedestrian access to such alternative locations within the Park are of reasonably equivalent distances from the Premises), Visitors will be permitted to park in common, unreserved visitor areas provided by Landlord from time to time on a first come, first serve basis. The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the Rules and Regulations with respect to the use of the parking facilities provided by the Landlord pursuant to this Lease. The Landlord acknowledges that it is the Landlord’s responsibility to assure Tenant that holders of Parking Passes who comply with the Rules and Regulations are able to park their motor vehicles in the designated parking facilities within the Park. The Tenant acknowledges that the parking facilities within the Park may be owned by an entity other than Landlord. In no event are Parking Passes transferable other than to the holder, from time to time, of the tenant’s interest under this Lease or transferee permitted pursuant to Section 6.8 or a subtenant that has been demised all or a portion of the Premises in conformity with the requirements of this Lease, and is limited to use by employees or visitors of either of the foregoing.

Section 2.5 Lease Commencement Date; Initial Rent Commencement Date; Delayed Rent Commencement Date.

“Lease Commencement Date” shall mean the date of full execution of this Lease.

“Initial Rent Commencement Date” shall mean the later to occur of (i) March 1, 2012, and (ii) the completion of Landlord’s Work and the Initial Leasehold Improvements.

“Delayed Rent Commencement Date” shall mean the date occurring five (5) months after the Initial Rent Commencement Date.

Section 2.6 Right of First Refusal.

Subject to the provisions of this Section 2.6, before entering into a binding lease for all or any portion of Suites 1, 3 or 4 on the fourth (4th) floor of the Building (the “First Refusal Space”) with a third party (other than an existing Tenant who leases more square footage in the Park than Tenant), Landlord shall notify Tenant of the terms on which Landlord proposes to lease such space (“Landlord’s Notice”). Within ten (10) business days after receipt of Landlord’s Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s Notice, or (ii) unconditionally and irrevocably accept Landlord’s offer to lease such space for Tenant’s own use on the terms set forth in Landlord’s Notice, provided that the expiration date for the term of such First Refusal Space shall have the same expiration date as the current Premises. If Tenant fails to timely respond as aforesaid, such failure shall be deemed Tenant’s rejection of Landlord’s Notice.

If Landlord’s Notice is rejected under clause (i) above (or deemed rejected pursuant to the last sentence of the immediately preceding paragraph), then Landlord may enter into a lease for the First Refusal Space subject to Landlord’s Notice and Tenant’s rights under this Section 2.6 shall be of no further force and effect. Notwithstanding the foregoing, in the event that Landlord offers such First Refusal Space to another party at rent which is equal to or less than ninety percent (90%) of the rent offered to Tenant in Landlord’s Notice, Tenant shall again have another option to lease such First Refusal Space pursuant to the terms of this Section.

If Tenant timely accepts an offer set forth in Landlord’s Notice under this Section, the applicable space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms as provided in this Section 2.6 and otherwise on all of the terms of the Lease in effect immediately prior to such expansion (on an “as is” basis except as otherwise set forth in Landlord’s Notice), provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Section with a provision for establishing the effective date of such expansion based on actual delivery. Except as may be set forth in Landlord’s Notice, Landlord’s failure to deliver, or delay in delivering, all or any part of the First Refusal Space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease.

Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall be void, at Landlord’s election, during the period that a default is subsisting or at the time the First Refusal Space would be added to the Premises.

Section 2.7 Extension Option.

Provided that a default is not then subsisting, the Tenant shall have the right to extend the Term hereof for three (3) years (such period the “Extension Term”) on the following terms and conditions:

(a) Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least twelve (12) months’ prior to the expiration of the initial Term (the “Extension Notice Deadline Date”). Upon the giving of such notice on or before the Extension Notice Deadline Date, the Term shall be extended for an additional term, as specified in Tenant’s notice and subject to the terms of this Section 2.7.

(b) The Extension Term shall be upon all the terms, conditions and provisions of this Lease, except the Annual Fixed Rent payable during the first Lease Year of the Extension Term shall be the then Extension Fair Rental Value of the Premises for the first Lease Year of the Extension Term, to be determined under Section 2.7(d) or Section 2.7(e) below. For purposes of this Section 2.7, the “Extension Fair Rental Value” of the Premises shall mean the then current fair market annual rent for leases of other space in the Chicago north suburban market similarly improved, taking into account the condition to which such premises have been improved and giving appropriate consideration to non-renewing/non-extending/non-expanding tenants of comparable size, location and conditions in comparable space for biotechnology laboratory space located in the same market. In addition, the following shall be taken into consideration; the quality and age of the building; the use and size of the space in question; all concessions (including, but not limited to all allowances, abatements, inducements, credits, etc.) extent of services provided or to be provided; distinction between “gross” and “net” lease; base year or dollar amount for escalation purposes (both operating expenses and ad valorem/real estate taxes); credit standing and financial stature of the tenant; lease term; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lieu thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise; and any other relevant term or condition in making such Extension Fair Rental Value determination.

(c) If the Tenant makes a written request to the Landlord for a proposal for the Extension Fair Rental Value for the first Lease Year of the Extension Term (“Tenant’s Extension Rental Request”) on or before the day two (2) months prior to the Extension Notice Deadline Date, then the Landlord shall make such a written proposal (“Landlord’s Rental Proposal”) to the Tenant within fifteen (15) days after receipt of Tenant’s Extension Rental Request, but in no event shall the Landlord be required to deliver such a proposal sooner than eighteen (18) months prior to the scheduled commencement of the Extension Term. Following delivery by the Landlord of Landlord’s Rental Proposal to the Tenant, the parties will endeavor in good faith to reach agreement with respect to the establishment of the Extension Fair Rental Value. If the parties cannot reach agreement with respect to the establishment of the Extension Fair Rental Value, Tenant shall have the option either to withdraw its notice to extend or to not elect to extend the Term (as applicable) within thirty (30) days after Tenant’s receipt of Landlord’s Rental Proposal.

(d) Unless the parties have already mutually agreed upon such Extension Fair Rental Value, on or before the day that is ten (10) days prior to the Extension Notice Deadline Date, the Landlord and the Tenant shall deliver to each other their final Rental Proposal and each of such Landlord’s Rental Proposal and such Tenant’s Rental Proposal (the “Final Rental Proposals”) shall be binding on the Landlord and the Tenant, respectively, for the purpose of conducting the resolution procedure described in clause (c) below. Failure by the Landlord or the Tenant to timely deliver a Final Landlord’s Rental Proposal or Final Tenant’s Rental Proposal, as the case may be, shall result in the other party’s proposal being deemed the Extension Fair Rental Value.

(e) If the Tenant exercises its election to extend the Term under clause (a) above, without the Extension Fair Rental Value of the Premises having been established by mutual agreement of the parties as contemplated under clauses (c) and (d) above, then within thirty (30) days after the Tenant’s exercise of its election to extend the Term, Landlord and Tenant shall either (i) mutually agree upon the identity of a real estate professional (“Arbiter”) with at least ten (10) years continuous experience in the business of appraising or marketing similar commercial real estate in Skokie, Illinois and Chicago north suburban submarket area who has agreed to serve as hereinafter provided (the “Deciding Arbiter”), or (ii) each appoint an Arbiter who shall, within thirty (30) days of selection, select a third Arbiter to serve as the Deciding Arbiter. The Deciding Arbiter shall select either the Final Landlord’s Rental Proposal or the Final Tenant’s Rental Proposal as the proposal most accurately staling the Extension Fair Rental Value of the Premises. If the two Arbiters respectively selected by the parties (the “Party Selected Arbiters”) cannot agree upon the selection of a Deciding Arbiter, then such two Party Selected Arbiters shall seek the selection of the Deciding Arbiter by the Illinois Chapter of the Appraisal Institute. The Deciding Arbiter shall give notice of his or her selection to the Landlord and the Tenant and its selection of either Final Landlord’s Rental Proposal or Final Tenant’s Rental Proposal which selection shall be final and binding upon the Landlord and the Tenant. Each party shall pay the fees and expenses of its Party Selected Arbiter and one-half of the fees and expenses of the Deciding Arbiter. In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefore (the “Extension Rent Determination Date”), then the Tenant shall pay Fixed Annual Rent at the rate last due under the Lease prior to the commencement of the Extension Term. If the Annual Fixed Rent for the Extension Term is determined to be greater than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Tenant shall pay to the Landlord the amount of such underpayment within thirty (30) days of the Expansion Rent Determination Date. If the Annual Fixed Rent for the Extension Term is determined to be less than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Landlord shall credit Tenant the amount of such overpayment against the next Annual Fixed Rent due hereunder.

ARTICLE 3

RENT AND OTHER PAYMENTS

Section 3.1 Annual Fixed Rent.

The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth in Section 1.3. From and after the Initial Rent Commencement Date, the Tenant shall pay, without notice or demand, monthly installments of one twelfth (1/12) of the Annual Fixed Rent in effect and applicable to 4,396 rsf of the Premises (the “Initial Premises”) in advance for each full calendar month of the Term following the Initial Rent Commencement Date; provided, however, Annual Fixed Rent applicable to the Conference Room (as defined in Exhibit C Attachment #1) shall commence on the later to occur of (i) May 1, 2012, or (ii) completion of the improvements to the Conference Room.

From and after the Delayed Rent Commencement Date, the Tenant shall pay, without notice or demand, monthly installments of one twelfth (1/12) of the Annual Fixed Rent in effect and applicable to 4,820 rsf of the Premises (inclusive of the Conference Room) (the “Delayed Premises”) in advance for each full calendar month of the Term following the Delayed Rent Commencement Date. Unless Additional Rent hereunder is a regularly recurring amount, such as the estimated Operating Expenses or Tenant’s Tax Expenses. Tenant shall have thirty (30) days to pay such Additional Rent after receipt of Landlord’s invoice therefor.

Notwithstanding the foregoing, Tenant may occupy (without having to pay any rent during such time period) the entire Premises (excluding the Conference Room) forty-five (45) days prior to the Initial Rent Commencement Date.

Section 3.2 Real Estate Taxes.

From and after the Initial Rent Commencement Date with respect to the Initial Premises and from and after the Delayed Rent Commencement Date with respect to the Delayed Premises, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Tax Expenses Allocable to the Premises (as such term is hereinafter defined) in accordance with this Section 3.2. The terms used in this Section 3.2 are defined as follows:

(a) “Tax Fiscal Year” means the 12 month period beginning on the first date of the fiscal period in respect of which real estate taxes are due and payable to the appropriate governmental taxing authority.

(b) “The Tenant’s Tax Expense Allocable to the Premises” means (i) that portion of the Landlord’s Tax Expenses for a Tax Fiscal Year which bears the same proportion thereto as the rentable floor area of the Premises (from time to time) bears to the rentable floor area of the Building and (ii) in the event that the Premises are improved to a standard which is higher than other portions of the Property, such portion of the Real Estate Taxes on the Property with respect to any Tax Fiscal Year as is appropriate so that the Tenant bears the portion of the Real Estate Taxes which are properly allocable to the Premises, as reasonably determined by Landlord based on information with respect to the assessment process made available by the assessing authorities.

(c) “The Landlord’s Tax Expenses” with respect to any Tax Fiscal Year means the aggregate Real Estate Taxes on the tax parcel including the Building (together with the Building’s share of Real Estate Taxes allocable to the designated Park Common Areas as expressly described in Section 3.2(d), below) with respect to that Tax Fiscal Year, reduced by any abatement receipts with respect to that Tax Fiscal Year.

(d) “Real Estate Taxes” means (i) all taxes and special assessments of every kind and nature assessed by any governmental authority on the Property; (ii) reasonable expenses incurred in connection with negotiating with the Village assessor’s office, in advance of the establishment of the assessed valuation of the Property, to establish a fair and reasonable assessment therefor, and (iii) reasonable expenses incurred in connection with any proceedings for abatement of such taxes or special assessments. Any special assessments to be included within the definition of “Real Estate Taxes” shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the Tax Fiscal Year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes, all so-called linkage payments and delinquency interest or penalties; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes,” based on the Building being the Landlord’s only property Real Estate Taxes shall also include an allocable share of Real Estate Taxes on (i) the parking garage shown on Exhibit B-2 and serving Tenant hereunder, and (ii) following subdivision of the Park (and not before completion of such subdivision), on any Park open space areas to the extent not included on the same tax parcel as any other building in the Park, in each case so long as such areas benefit Tenant; such allocable share shall be determined based on the rentable square feet of buildings actually having the benefit of such Park Common Areas as of the date of the computation. Landlord hereby agrees that it will use commercially reasonable efforts to cause the Building, and the land thereunder, to constitute a separate parcel from any other building in the Park with respect to the assessment of Real Estate Taxes.

Payments by the Tenant on account of the Tenant’s Tax Expense Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be in an amount of the greater of (i) one twelfth (1/12) of the Tenant’s Tax Expense Allocable to the Premises for the current Tax Fiscal Year as reasonably estimated by the Landlord, or (ii) an amount reasonably estimated by any holder of a first mortgage or similar lien on the Property, to be sufficient, if paid monthly, to pay the Tenant’s Tax Expense Allocable to the Premises on the dates due to the taxing authority.

Not later than one hundred twenty (120) days after the Tenant’s Tax Expense Allocable to the Premises are determinable for the first Tax Fiscal Year of the Term or fraction thereof and for each succeeding Tax Fiscal Year or fraction thereof during the Term, the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding year or fraction thereof, as the case may be, real estate taxes that were allocable to and paid with respect to the Property, and any abatements or refunds of such taxes, together with a copy of the tax bill or bills for the Tax Fiscal Year in question. Reasonable expenses incurred in obtaining any tax abatement or refund not previously charged may be charged against such tax abatement or refund before the adjustments are made for the Tax Fiscal Year. If at the time such statement is rendered it is determined with respect to any Tax Fiscal Year, that the Tenant has paid (i) less than the Tenant’s Tax Expense Allocable to the Premises or (ii) more than the Tenant’s Tax Expense Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Tax Expense Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired to the extent that such overpayment exceeds any amount then due from the Tenant to the Landlord). To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Fiscal Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments. If the Commencement Date occurs on other than the first day of a Tax Fiscal Year, or if the Termination Date occurs on other than the last day of a Tax Fiscal Year, then the amount of Tenant’s Tax Expense Allocable to the Premises payable by the Tenant with respect to such Tax Fiscal Year(s) shall be pro rated based upon the ratio of the length of the time period during such Tax Fiscal Year(s) in respect of which the Tenant has an obligation to pay Tenant’s Tax Expense Allocable to the Premises to the length of such Tax Fiscal Year(s).

Section 3.3 Operating Expenses.

From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, in accordance with this Section 3.3 including, without limitation, the conditions and limitations set forth in clauses (a) through (1) below, with respect to each twelve (12) month period beginning February 1 each year or such other fiscal period of twelve (12) consecutive months hereinafter adopted by the Landlord for lease administration purposes (“Operating Fiscal Year”). “The Tenant’s Operating Expenses Allocable to the Premises” means that portion of the Operating Expenses for the Property which hears the same proportion thereto as the rentable floor area of the Premises bears to the rentable floor area of the Building. The term “Operating Expenses for the Property” means the Landlord’s actual cost of managing, operating, cleaning, maintaining and repairing the Property, the common areas and amenities of the Park, garages and parking areas, the roads, driveways and walkways providing access to the Building, and shall include without limitation, the cost of fulfilling the maintenance and repair obligations required to be performed by Landlord under Section 5.1 and, subject to the exclusions set forth below, the cost of services performed by Landlord and specified an Exhibit D; premiums for insurance carried pursuant to Section 7.4; the amount of any deductible associated with an insurance claim of the Landlord; compensation (including, without limitation, fringe benefits, worker’s compensation insurance premiums and payroll taxes) paid to, for or with respect to all persons engaged in the managing, operating, maintaining or cleaning the Property: legal, auditing, consulting, and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building; interior landscaping and maintenance; steam, water, sewer, gas, oil, electricity, telephone and other utility charges (excluding any such utility charges either separately metered or separately chargeable to the Tenant); cost of providing HVAC services other than such services which are paid by Tenant directly to the provider as described in Section 3.4; cost of building and cleaning supplies; the costs of routine environmental and energy efficiency management programs operated by Landlord; market rental costs (or alternatively the Amortization Charge off (as hereinafter defined) so long as the expenses which are the subject of such Amortization Charge off would have been permitted Operating Expenses had the item in question been purchased) with respect to equipment used in managing, operating, cleaning, maintaining or repairing the Property; cost of cleaning; a commercially reasonable subsidy of the food service facilities included in Park Common Areas; cost of maintenance and non capital repairs and replacements; cost of snow removal; cost of landscape maintenance; cost of security services; payments under service contracts with independent contractors; management fees at reasonable rates consistent with comparable multi-tenant buildings with similar Common Areas, as applicable, in the submarket within which the Premises is located with the type of occupancy and services rendered (which shall not be greater than three percent (3%) of the gross rent from the Property); the cost of any capital repairs, replacements or improvements which (i) are required by any law or regulation enacted or promulgated alter the date of this Lease, (ii) are required in order to maintain the Property or Park Common Areas in the condition it is required to be kept and maintained under Section 5.1. (iii) reduce the Operating Expenses for the Property or Park Common Areas, or (iv) improve the management and operation of the Property or Park Common Areas (all such capital costs to be amortized over their useful life on a straight line basis in accordance with generally accepted accounting principles, together with interest on the unamortized balance at such rate as may have been paid by the Landlord on funds borrowed for the purpose of making such capital repairs, replacements or improvements (or if the Landlord did not borrow such funds, then at the base lending rate announced by a major commercial bank designated by the Landlord), with only the annual amortization amount (“Amortization Charge off”) being included in Operating Expenses with respect to any Operating Fiscal Year); charges equitably and reasonably allocated to the Building for the operating, cleaning, maintaining, securing and repairing of the Common Areas excluding the initial capital improvement costs associated with initially establishing the Common Areas; and all other reasonable and necessary (in the Landlord’s reasonable judgment) expenses paid in connection with the operation, cleaning, maintenance and repair of the Property and Park Common Areas.

Operating Expenses attributable to Park Common Areas shall be allocated to the Building in the proportion that the rentable square floor area of the Building bears to the rentable square floor area of the Park, as of the date of the computation. If less than ninety-five percent (95%) of the total rentable floor area of the Building or the Park, as applicable, is occupied at any time during the term of this Lease, Landlord may extrapolate components of Operating Expenses that vary with occupancy as though ninety-five percent (95%) of the total rentable floor area of the Building or Park, as applicable, had been occupied at all times during such period.

Operating Expenses for the Property shall not include the following:

(a) any cost or expense to the extent to which Landlord is paid or reimbursed, or which is reimbursable to the Landlord, from a third party (other than as a payment for Operating Expenses), insurance, warranties, service contracts, condemnation proceeds or similar sources or any cost or expense for any item listed in Section 3.3 that is specifically provided for the sole benefit of another tenant:

(b) salaries and bonuses of officers or executives of Landlord or administrative employees above the grade of the Building or Park general manager, and if personnel below such grades are shared with other buildings or have other duties not related to the Building, only the allocable portion of such person or persons salary shall be included in Operating Expenses;

(c) interest on debt or principal amortization payments (except as expressly otherwise provided) or any other payments on any mortgage or any payments under any ground lease:

(d) any fees, costs, and commissions incurred in procuring or attempting to procure other tenants including, but not necessarily limited to brokerage commissions, finders fees, attorneys’ fees and expenses, entertainment costs and travel expenses;

(e) any cost included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid on an arms’ length basis in the absence of such relationship (provided that nothing herein shall be construed as requiring that the cost in question equal the lowest possible cost; only that the cost not be inflated solely due to the absence of an arms’ length relationship);

(f) depreciation of the Building or any part thereof;

(g) legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building, (ii) relating to specific disputes with tenants, and (iii) relating to any special reporting required by securities laws;

(h) penalty interest, late charges, penalties and similar charges associated with any failure by the Landlord and fulfill its obligations under this Lease;

(i) any cost incurred primarily as a consequence of the Landlord’s negligence or willful misconduct;

(j) court costs and expenses (including attorneys’ fees) incurred with regard to enforcing the obligations of tenants under other leases or defending against legal actions arising from any negligence or willful misconduct of Landlord;

(k) the cost of any kind of service furnished to any other tenant in the Property or the Park which Tenant performs for itself, or pays for itself, such as electricity and telecommunication services, and if separately charged to Tenant by Landlord;

(l) payments to parties related to Landlord for services or supplies or materials to the extent the costs of such services, supplies or materials exceeds the costs that would have been paid had such services or supplies or materials been provided on a competitive basis by parties unaffiliated with Landlord;

(m) Landlord’s, Property’s and/or the Park’s charitable or political contributions;

(n) all costs arising from the presence of any Hazardous Materials, including, without limitation, asbestos in or about the Property or the Park, including (A) the removal, replacement, enclosure, encapsulation or other treatment thereof, and (B) any additional costs incurred in connection with alterations to the Property or the Park or other activities because of the presence of such Hazardous Materials, except to the extent released by Tenant or Tenant’s employees or agents;

(o) cost to correct, and any penalty or fine or legal fees incurred by Landlord due to, Landlord’s violation of any federal, state or local law or regulation or failure to pay taxes, utilities or other costs on time except to the extent caused by Tenant’s or Tenant’s employees’ or agents’ negligence willful misconduct;

(p) Landlord’s general corporate overhead and administrative expenses except if it is related solely to the Property;

(q) expenses in connection with services or other benefits of a type which are not offered to Tenant but which are provided to another tenant or occupant;

(r) any costs which would allow Landlord a “double recovery” of any other costs for which Landlord is directly reimbursed other than as an Operating Expense; and

(s) expenses for the replacement or purchase of sculptures, paintings or other artwork located at the Property or the Park.

Payments by the Tenant for its share of the Tenant’s Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord to be sufficient to aggregate a sum equal to the Tenant’s share of the Tenant’s Operating Expenses Allocable to the Premises for each Operating Fiscal Year and any change in Landlord’s estimate shall be provided to Tenant with at least thirty (30) days notice.

Not later than one hundred twenty (120) days after the end of each Operating Fiscal Year or fraction thereof during the Term or fraction thereof at the end of the Term, the Landlord shall render the Tenant a statement in reasonable detail and according to usual accounting practices certified by an officer of the Landlord, showing for the preceding Operating Fiscal Year or fraction thereof, as the case may be, the Operating Expenses for the Property and Tenant’s Operating Expenses Allocable to the Premises. Said statement to be rendered to the Tenant also shall show for the preceding Operating Fiscal Year or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant. If at the time such statement is rendered it is determined with respect to any Operating Fiscal Year, that the Tenant has paid (i) less than the entirety of the Tenant’s Operating Expenses Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Operating Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired to the extent that such overpayment exceeds any amount then due from the Tenant to the Landlord). If the Commencement Date occurs on other than the first day of an Operating Fiscal Year, or if the Termination Date occurs on other than the last day of an Operating Fiscal Year, then the amount of Tenant’s Operating Expenses Allocable to the Premises payable by the Tenant with respect to such Operating Fiscal Year(s) shall be pro rated based upon the ratio of the length of the time period during such Operating Fiscal Year(s) in respect of which the Tenant has on obligation to pay Tenant’s Operating Expenses Allocable to the Premises to the length of such Operating Fiscal Year. Such statement shall be final and binding upon Landlord and Tenant except as set forth in the following paragraph.

The Tenant may examine or audit the accounts and original bills for Operating Expenses for the Property upon ten (10) days’ prior written notice to the Landlord, but no more often than one (1) time in any Operating Fiscal Year. The Landlord agrees that it will make available to the Tenant in the Landlord’s Skokie office in The Park during regular business hours, such information as the Landlord has available at such office. In similar manner, the Tenant may examine such further records as the Landlord (or its affiliates) may have, but such matters will be conducted where the Landlord customarily keeps such records, which may be at the headquarters of the Landlord’s parent company. The Tenant shall bear the cost of any such audit, unless the same discloses a discrepancy in excess of three percent (3%) of the Tenant’s Operating Expenses Allocable to the Premises, in which event the Landlord shall reimburse the Tenant for such costs reasonably incurred. For any given Operating Fiscal Year of the Landlord, the Tenant must, except in connection with errors discovered during the course of an examination, as provided above, make any such audit within six (6) months after the Tenant’s receipt of itemized statements (and any supporting documentation requested by the Tenant) referred to in the preceding paragraph. The Tenant must, except in connection with errors discovered during the course of an examination, as provided above, further make any claim for revision of Tenant’s Operating Expenses Allocable to the Premises for such Operating Fiscal Year by written notice to the Landlord within said six (6) month period. If the Tenant and the Landlord determine that Tenant’s Operating Expenses Allocable to the Premises are more or less than reported, either the Landlord shall provide the Tenant with a refund or a credit against the next installment of Annual Fixed Rent and other charges or the Tenant shall pay the Landlord the amount of any underpayment within thirty (30) days of billing. The Landlord shall have no right to give the Tenant any adjustment billing on account of Tenant’s Operating Expenses Allocable to the Premises incurred in any Operating Fiscal Year later than the date one (1) year after the expiration of such Operating Fiscal Year. Notwithstanding anything to the contrary contained herein, in the event that Tenant audits the Operating Expenses and discovers an overcharge that may be recurring based on Tenant seeing such overcharge in more than one (1) year, then Tenant shall have the right to review the previous two (2) years in the Term in relation to that particular line item to verify if such overcharges have been systematic and if so, then Tenant shall receive a credit (pursuant to the terms of this Section 3.3) for such prior overcharges.

Section 3.4 Utility Charges.

During the Term, the Tenant shall pay directly to the provider of the service, all charges for steam, gas, electricity, fuel, water, sewer and other services and utilities furnished to the Premises and separately metered. Tenant shall purchase electricity from the utility service providing electricity to the Building from time to time, which the parties acknowledge is, as of the date of this Lease, Commonwealth Edison. Landlord shall have the right at any time and from time to time to change the electricity provider to the Building. If at any time during the Term, any utility service to the Premises is not separately metered and paid directly to the service provider by Tenant. Tenant’s usage and billing shall depend upon Landlord’s reading of the check meters (or, if not check metered, upon the reasonable estimate of Tenant’s usage as determined by Landlord’s engineer) for such service or if, Tenant’s usage is non-determinable, based on the proportion of Tenant’s rentable square footage compared to other tenants having use of the same utility service. Unless separately metered and paid directly by Tenant, Additional Rent for utilities in the Premises may be estimated monthly by Landlord, based upon the estimate set forth in the preceding sentence, and shall be paid monthly by Tenant as billed with a final accounting based upon actual bills following the conclusion of each calendar year.

Section 3.5 Above Standard Services.

If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those described in Exhibit D or as otherwise provided for herein, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by Landlord for such services at Landlord’s standard rates as from time to time in effect. The cost of such services shall not be deemed to be Operating Expenses for the Property as described in Section 3.3. If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at their actual cost to Landlord, including, without limitation, a reasonable overhead component, at the time and in the fashion in which Annual Fixed Rent under this Lease is payable. Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord.

Section 3.6 No Offsets.

Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as provided herein. Without limiting the foregoing. Tenant’s obligation so to pay rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as provided in Article 8, any casualty or taking, or any failure by Landlord to perform or other occurrence; except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Nothing in this Section 3.6 shall be deemed to prohibit Tenant from bringing a claim for injunctive relief against Landlord or seeking monetary damages in a separate proceeding against Landlord.

ARTICLE 4

ALTERATIONS

Section 4.1 Consent Required for Tenant’s Alterations.

The Tenant shall not make alterations or additions to the Premises except in accordance with complete, coordinated construction plans and specifications therefor first approved by the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Tenant may, from time to time without the Landlord’s prior consent and at the Tenant’s own expense, make interior non-structural alterations and changes in and to the Premises, provided that such alterations or changes (i) do not diminish the value of the Building, (ii) do not exceed the applicable floor loading capacity of the Building; (iii) are not incompatible with existing mechanical or electrical, plumbing, HVAC or other systems in the Building, and (iv) do not affect the exterior appearance of the Building. Whether or not the Tenant’s changes and/or alterations require the Landlord’s consent pursuant to this paragraph, the Tenant shall, in each instance, give reasonable prior notice to the Landlord of any alterations and changes in and to the Premises costing $10,000 or more which the Tenant intends to undertake, together with a reasonable description of the proposed work and such plans and specifications as the Tenant has therefor. The Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (i) would, in the Landlord’s reasonable judgment, adversely affect any structural or exterior element of the Building, (ii) would in the Landlord’s reasonable judgment, adversely affect the general utility of the Building for use by existing tenants or prospective future tenants thereof, (iii) would affect the exterior appearance of the Building in a manner which is not acceptable to the Landlord, in its sole discretion, (iv) will require unusual expense to readapt the Premises to normal use as a biotechnology office and research and development facility; or (v) would not be compatible with existing mechanical or electrical, plumbing, HVAC or other systems in the Building, in each case, as reasonably determined by the Landlord in its sole discretion. In any notice withholding approval the Landlord shall specify, in reasonable detail, the nature of the Landlord’s objection, and if the Tenant shall, at its sole cost and expense, cure the Landlord’s objections (in the Landlord’s reasonable judgment except in the case of the subject matter of clause (iii) above), then the Landlord shall not withhold its approval. Neither the Landlord’s failure to object to any proposed alterations or additions, nor the Landlord’s approval of any plans and specifications furnished by Tenant to Landlord, shall be construed as superseding in any respect, or as a waiver of Landlord’s right to enforce, the Tenant’s obligation to fulfill all of the terms and conditions of this Lease applicable to any work contemplated thereby. All alterations and additions to the Premises shall be designed in reasonable accordance with the reasonable Building design standards promulgated by Landlord from time to time.

Notwithstanding anything to the contrary contained in this Section 4.1, if any of the Tenant’s proposed alterations and/or additions affect the roof of the Building, the following additional conditions shall apply:

(a) Such alterations and changes will not in any way interfere with the proper functioning of, and Landlord’s access to, equipment located on the roof of the Building; and

(b) Adequate measures are taken to reduce the visibility and noise of mechanical equipment, antennae and dishes consistent with the appearance and design scheme required by the Rules and Regulations and any applicable laws or regulations of the Village of Skokie.

Promptly following the performance of any alterations or additions to the Premises, the Tenant shall furnish Landlord an “as built” set of plans and specifications for the Premises, in a format reasonably requested by the Landlord.

Section 4.2 Ownership of Alterations.

All alterations and additions shall be part of the Building and owned by the Landlord; provided, however, that the Landlord may require removal by the Tenant of all or any portion of any alterations and additions made to the Premises, so long as the Landlord advised the Tenant of such requirement at the time of Landlord’s consent to such alterations or additions prior to the installation of the alteration or addition by the Tenant. If the Tenant fails to inform the Landlord, in writing, at least ten (10) days prior to the installation of the alteration or addition, thereby preventing the Landlord from making a determination as to whether it will want such addition or alteration removed from the Premises prior to its installation, then the Landlord shall advise the Tenant in writing of such determination within ten (10) days after the Tenant gives the Landlord written notice requesting that the Landlord make such determination. If the Landlord does not respond to Tenant’s request within such ten (10) day period, Landlord shall be deemed to not require removal and restoration of such alteration or addition at the expiration or termination of the Term. All movable equipment, trade fixtures and furnishings not attached to the Premises shall remain the personal property of the Tenant and shall be removed by the Tenant upon expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2, all alterations and additions which are necessary for the use of the Premises as an operational biotechnology laboratory (the “Base Laboratory Improvements”), regardless of who funded their acquisition and installation, shall be part of the Building and owned by the Landlord, and shall in no event constitute the Tenant’s personal property. For purposes of this Lease, “Base Laboratory Improvements” shall include equipment that is integrated into the Building which is consistent with and necessary for the operation of a standard, high quality biotechnology office and research and development facility. Such equipment would include, but would not be limited to, supply and exhaust ventilation systems; fume hoods; built-in autoclaves or cage washers; environmental rooms; laboratory benches; casework with associated shelving (whether fixed or adjustable or otherwise capable of being relocated); fixtures, plumbing supply/waste lines and equipment associated therewith, gas supply lines, a back up electrical generator sufficient to meet critical power requirements, and similar improvements. Base Laboratory Improvements does not include stand alone equipment such as free standing autoclaves, cage washers, glass washers, refrigerators, biosafety cabinets, NMR equipment, bench top equipment, and similar equipment.

Any alterations and additions which are not Base Laboratory Improvements shall remain the property of the Tenant, and, if required to be removed upon the termination or expiration of this Lease as hereinabove provided, shall be removed by the Tenant with reasonable care and diligence, including the capping off of all utility connections behind the adjacent interior finish, and the restoration of such interior finish to the extent necessary so that the Premises are left with complete wall, ceiling and floor finishes.

Section 4.3 Construction Requirements for Alterations

All construction work performed by or on behalf of the Tenant (“Tenant’s Work”), including without limitation any Initial Leasehold Improvements (as defined on Exhibit C), shall be done in a good and workmanlike manner employing only first class materials and in compliance with Landlord’s construction Rules and Regulations and with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Any Initial Leasehold Improvements shall be performed in accordance with this Section 4.3 and Exhibit C attached. The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defects. Tenant’s Work and the installation of furnishings shall always be coordinated in such manner as to maintain harmonious labor relations within the Park and not to damage the Building or interfere with Building construction or operation. Tenant’s Work shall be performed by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold, condition or delay. The Tenant, before starting any work, shall receive and comply with the Landlord’s reasonable construction Rules and Regulations and shall (i) cause the Tenant’s contractors to comply therewith; (ii) obtain “builder’s risk” coverage (in an amount that is reasonable given the quality and quantity of the work to be undertaken) to enhance the insurance coverage otherwise required to be carried by the Tenant hereunder; (iii) secure all licenses and permits necessary for such work; (iv) deliver to the Landlord a statement of the names of its general contractor (or construction manager) and subcontractors who are to perform mechanical, electrical or plumbing work or are otherwise to perform work that will affect the structure or base building systems of the Building, and the estimated cost of all labor and material to be furnished by them; (v) provide security satisfactory to the Landlord in its reasonable discretion and consistent with the security requirements for comparable work in comparable buildings in the submarket within which the

Premises is located protecting the Landlord against liens arising out of the furnishing of such labor and material; and (vi) cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and commercial general liability insurance on an occurrence basis with limits of $1,000,000 (individual) and $5,000,000 (occurrence) covering personal injury and death and property damage (all such insurance to be written in companies approved reasonably by the Landlord and insuring the Landlord, such individuals and entities affiliated with the Landlord as the Landlord may designate, any ground lessor or mortgagee that the Landlord may designate, and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days’ notice to the Landlord prior to cancellation, nonrenewal or material change), and deliver to the Landlord certificates of all such insurance. Notwithstanding anything to the contrary contained herein, Tenant shall not have to remove or restore Landlord’s Work or Initial Leasehold Improvements at the expiration or termination of this Lease.

Prior to commencing any work affecting air disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems or air quality of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work.

Section 4.4 Payment for Tenant Alterations.

The Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and promptly to discharge or bond over any such liens which may so attach. If any such lien shall be filed against the Premises or the Property and the Tenant shall fail to cause such lien to be discharged within fifteen (15) days after receipt by the Tenant of notice of the filing thereof, the Landlord may cause such lien to be discharged by payment or otherwise without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed. The Tenant shall reimburse the Landlord, as additional rent, for any cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.

ARTICLE 5

RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES

Section 5.1 Maintenance of Building and Common Areas by Landlord.

Except as otherwise provided in Article 8, the Landlord shall make such repairs to the foundation, roof, exterior walls (including exterior glass), floor slabs, and any other base structural elements of the Building as may be necessary to keep them in good order, condition and repair, and make such repairs to the mechanical systems and equipment serving the Building, except for any mechanical systems and equipment that serve the Premises exclusively (‘‘Tenant’s Dedicated Mechanical Systems and Equipment’’), as are necessary to keep them in good order, condition and repair. The Landlord shall further perform the services designated as Landlord’s Services an Exhibit D. Costs and expenses incurred by the Landlord under this Section 5.1 shall be included in Operating Expenses of the Property as permitted under Section 3.3. Subject to Section 7.5, the Tenant shall be responsible for 100% of the cost of any repair to the Premises, the Building, or the Land caused by the negligence or misconduct of the Tenant, or any agent, employee or contractor of the Tenant, notwithstanding anything to the contrary provided in Section 3.3. Landlord represents and warrants that Tenant’s Dedicated Mechanical Systems and Equipment that are located in the Premises as of the date hereof are in good operating condition as of the date hereof.

Section 5.2 Maintenance of Premises by Tenant.

The Tenant shall keep and maintain in good order, condition and repair the Premises and every part thereof and all of Tenant’s Dedicated Mechanical Systems and Equipment, reasonable wear and tear and damage by fire or other casualty excepted (provided that subject to Section 7.5, the Landlord shall be responsible for damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees or contractors), excluding those repairs for which the Landlord is responsible pursuant to Sections 5.1, 8.1 and 8.5, and shall surrender the Premises and all alterations and additions thereto, at the end of the Term, in such condition, first removing all personal property of the Tenant and, to the extent required pursuant to this Lease, all alterations and additions made by the Tenant, repairing any damage caused by such removal and restoring the Premises and leaving them in broom clean condition. The Tenant shall not permit or commit any damage (waste), and the Tenant shall, subject to Section 7.5. be responsible for the cost of repairs which may be made necessary by reason of damage to the Property caused by the negligence or misconduct of the Tenant, or any of the contractors, employees, or agents of the Tenant. Tenant’s Dedicated Mechanical Systems and Equipment, and all other systems and equipment, shall be maintained in good order, condition and repair consistent with prevailing standards at comparable first class leased biotechnology facilities, reasonable wear and tear, damage by fire or other casualty, and subject to Section 7.5, damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees, or contractors excepted.

Section 5.3 Delays in Landlord’s Services.

The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing the Premises or any portion of the Building. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

The Landlord reserves the right to stop any service or utility system the Landlord provides or causes to be provided under this Lease when necessary by reason of accident or emergency or exercise of Landlord’s rights pursuant to Section 2.3 hereof, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance notice of the contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to the Tenant by reason thereof. To the extent that the Landlord is providing or causing to be provided heat, light or any utility or service, in no event shall the Landlord have any liability to the Tenant for the unavailability of the same to the extent that such unavailability is caused by External Causes, provided, however, that the Landlord is obligated to exercise reasonable efforts to restore such services or utility systems’ operation. The Landlord agrees to carry rent interruption insurance in commercially reasonable amounts which permits recovery within, to the extent reasonably available, five (5) days after the insured peril.

If the unavailability of heat, light or any utility or service provided or caused to be provided by the Landlord, other than the unavailability of the same due to the Tenant’s acts or omissions, renders all or any portion of the Premises untenantable for the Tenant’s use as permitted under this Lease, and the Tenant ceases to occupy the same for the conduct of its business, the Tenant shall receive an equitable abatement of rent, taking into account the extent of the Tenant’s loss of use of the Premises, following the condition of untenantability on and after the day following the expiration of the deductible period provided in the Landlord’s rent interruption insurance policy. For all purposes of this Lease, if Tenant has responsibility for maintenance and repair of any aspect of the Building or any equipment or system therein, the functioning and performance of the same shall be the responsibility of the Tenant under this Lease, and shall in no event constitute service or utility system that the Landlord provides or causes to be provided under this Lease.

Section 5.4 Tenant’s Responsibilities Regarding Hazardous Materials.

The Tenant covenants and agrees that the Tenant shall not use, generate, store or dispose, nor shall the Tenant suffer or permit the use, generation, storing or disposal in the Premises or otherwise by any of Tenant’s contractors, licensees, invitees, agents or employees, of any oil, toxic substances, hazardous wastes or hazardous materials (collectively, “Hazardous Material”) in, on or about the Premises, the Building or the Land, except for Hazardous Materials that are necessary for Tenant’s operation of Tenant’s Permitted Use (which Permitted Use is set forth on Exhibit A) and that are consistent with the use and operation of a biotechnology laboratory at so-called BL-2 level or below in a suburban, mixed-use setting, and in all cases such Hazardous Materials must be used, generated, stored and disposed of in compliance with all applicable law and regulations. The Tenant covenants and agrees that the Tenant shall comply with all applicable laws and regulations in handling and disposing of materials used in its research and other uses of the Premises, whether or not considered Hazardous Materials, and no dumping, flushing or other introduction of Hazardous Materials or such other inappropriate materials into the septic, sewage or other waste disposal systems serving the Premises shall occur, except as specifically permitted by law or regulation and subject to the conditions and qualifications imposed by any governmental license or permit, The Tenant shall provide to the Landlord copies of all licenses and permits that the Tenant has been required to obtain prior to the handling of any such Hazardous Materials, and the Tenant must obtain all of such licenses and permits prior to the commencement of operations in the Premises requiring the same. From time to time during the Term of this Lease, and thereafter during which the Tenant occupies any portion of the Premises, the Tenant shall provide the Landlord with such reasonable substantiation of the Tenant’s compliance with the requirements of this Section 5.4 and any additional requirements set forth in Section 6.2 as the Landlord may reasonably request. The Tenant covenants and agrees that the Tenant shall, at its sole cost, promptly remove remediate all Hazardous Materials that are found upon the Premises, the Building or the Land by virtue of the failure of the foregoing covenants and agreements to have been fulfilled, or otherwise as the result of the act or omission of Tenant or its contractors, licensees, agents or employees, in a manner complying with all applicable laws and regulations and the provisions of this Lease, except to the extent caused by Landlord or Landlord’s employees and/or agents’ negligent or intentional actions. If the Tenant should have any responsibility under this Section 5.4 to remove or remediate Hazardous Materials, the Tenant shall keep the Landlord reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Landlord upon reasonable prior notice, copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.4. At the expiration or earlier termination of the Term, the Tenant shall promptly remove or remediate any Hazardous Materials from the Premises as a result of Tenant’s or Tenant’s contractors’, licensees’, agents’, visitors’ or employees’ actions in a manner consistent with accepted “best practices” and in compliance with all legal requirements relating to the closure of laboratory facilities and disposal of equipment and supplies therein. For purposes of this Lease, to the extent that Tenant complies with all applicable federal, state, local laws with respect to the removal or remediation of Hazardous Materials for which Tenant is responsible pursuant to this Section 5.5, Tenant shall be deemed to have conformed to such accepted ‘‘best practices” standards.

Tenant acknowledges that areas of the Property are used for food service and other non-laboratory uses and Tenant covenants to use best industry practices in the conduct of all laboratory operations and the storage, use, treatment, and disposal of Hazardous Materials at the Premises. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories (4th Edition, May 1999) as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably selected by Landlord. Any Hazardous Materials permitted to be stored on the Premises pursuant to this Section 5.4 of the Lease shall be stored in areas of the Premises exclusively designated by Tenant for such purpose. Furthermore, within thirty (30) days after Landlord’s request (which request shall not be made more than one (1) time in any 12 month period unless required in connection with a sale, financing or ground lease of the Property or Landlord has reasonable grounds to believe that Tenant is in breach of its obligations under this Section 5.4), Tenant shall make available to Landlord at Tenant’s offices in the Chicago area all of Tenant’s books and records relating to the types and amounts of all Hazardous Materials being generated, produced, brought upon, used, stored or treated by or on behalf of Tenant on the Premises and, upon Landlord’s request which request shall not be made more than one (1) time in any twelve (12) month period unless required in connection with a sale, financing or ground lease of the Property or Landlord has reasonable grounds to believe that Tenant is in breach of its obligations under this Section 5.4, copies of any federal, state or municipal filings or compliance reports made by Tenant with respect to such Hazardous Materials that are required by applicable law and to the extent relating to the Premises, all of which Landlord shall have the right to audit and review. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any governmental agencies, mortgagees of the Property, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition in the Premises after the date Tenant first occupies the Premises for the conduct of its operations or is the result of any act or omission by Tenant, its officers, employees, contractors, or agents around the Property (together, “Environmental Incidents’’), provided that Tenant shall not be responsible to pay for any such costs to the extent that the conditions of concern existed in the Premises at the time that the Premises was delivered to Tenant.

If Tenant’s transportation, storage or use of Hazardous Materials on the Premises results in the release onto or other contamination of any portion of the Property or adjacent areas, including building or parking areas, soil or surface or ground water, or loss or damage to person(s) or property, without limitation, Tenant agrees to: (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage and (b) after consultation with Landlord, clean up the release, threat of release, or contamination as required by all applicable statutes, regulations and standards. In the event of such contamination, Tenant agrees to cooperate with Landlord, as Landlord may reasonably request, and provide such documents, affidavits and information as may be reasonably requested by Landlord (1) to comply with any applicable laws, (2) to comply with the request of any lender, purchaser or tenant, and/or (3) for any other reason deemed necessary by Landlord in its reasonable discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Materials at, in, on, under or about the Premises that is required to be reported to a governmental authority under any applicable laws, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any applicable laws and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any applicable laws by Tenant, its employees, agents, or independent contractors, or with respect to the Premises or the remainder of the Property. If any governmental authority files a lien against the Premises or the remainder of the Property due to any act or omission, intentional or unintentional, of Tenant, its agents, or employees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials, Tenant shall, within fifteen (15) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is reasonably satisfactory in all respects to Landlord and sufficient to discharge the lien completely.

Section 5.5 Landlord’s Responsibilities Regarding Hazardous Materials.

During the Term of this Lease, if the removal or remediation of Hazardous Materials from the Premises, Building or Land is required to be undertaken, then except to the extent such obligation is the responsibility of the Tenant under Section 5.5 hereof, the Landlord covenants and agrees to undertake the same without charge to the Tenant. Without limitation of the foregoing, if necessary to comply with any applicable legal requirements, should the existing environmental condition of the Land require the removal or remediation of Hazardous Materials, the Landlord shall perform such removal or remediation, without charge to the Tenant, when and if required by applicable legal requirements. The Landlord shall keep the Tenant reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Tenant copies of all regulatory filings with any governmental regulatory agencies in connection (therewith, and substantiate the performance of its obligations under this Section 5.5. Notwithstanding anything to the contrary contained herein, so long as an Event of Default is not then subsisting, Landlord shall use commercially reasonable efforts to avoid unreasonably interfering with Tenant’s use and occupancy of the Premises or access to and from the Premises and Common Areas. Landlord represents and warrants that to its actual knowledge, there are no Hazardous Materials in the Building which are not in compliance with all applicable laws.

Tenant acknowledges that Landlord’s predecessor in title (the Seller”) is in the process of obtaining a “No Further Remediation” letter from the State of Illinois, Environmental Protection Agency (“IEPA”) with respect to certain environmental conditions at the Property, and that the Property is subject to a recorded Declaration, Environmental Covenant and Restriction in connection with such rights (a copy of which has been provided to Tenant) (the “DECR”). Landlord shall provide Tenant with a copy of the “No Further Remediation” letter upon Landlord’s receipt. Tenant shall not engage in activities outside of the Building that could reasonably interfere with the Seller’s rights under the DECR. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for any Hazardous Materials that are either released by Landlord or its employees’, contractors, or agents’ negligence or willful misconduct or which were on, in, under or about the Park prior to the Commencement Date.

ARTICLE 6

TENANT COVENANTS

The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:

Section 6.1 Permitted Uses.

The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale. Upon reasonable written request (but in no event more than once per year), Tenant shall provide Landlord with a list of any materials on OSHA’s right to know list or which are subject to regulation by any other federal, state, municipal or other governmental authority which the Tenant has or intends to have present at the Premises. The Tenant shall comply with all requirements of public authorities and of the Board of Fire Underwriters in connection with methods of storage, use and disposal of such materials. The Tenant shall not permit (except to the extent caused by Landlord or Landlord’s employees or agents negligent or willful misconduct) in the Premises any nuisance, or the emission from the Premises of any reasonably objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance, or liable to invalidate or increase premiums (above those normally incurred for Permitted Uses) for any insurance on the Building or its contents (unless the Tenant pays for any such increase in premiums and provided such actions do not interfere with the use and enjoyment of the Land by the Landlord, other tenants, visitors or invitees of The Park) or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Premises.

Section 6.2 Laws and Regulations.

The Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders, guidelines, policies and similar requirements in effect from time to time, including, without limitation, all such requirements relating to (a) Tenant’s occupancy and use of the Premises, (b) employment, employment opportunity, discrimination and affirmative action, (c) Hazardous Materials, (d) animal confinement and experimentation, and (e) stem cell research. Tenant shall also conform to recognized “best practices” standards with respect to the physical aspects of its scientific research and operations carried on within the Premises. Tenant shall have the right to contest any notice of violation for any of the foregoing by appropriate proceedings diligently conducted in good faith. Landlord shall be responsible for all costs necessary to cause the core, shell, Common Areas and facilities of the Premises and the Building to be in compliance, as of the Commencement Date and throughout the Term, with all applicable codes and regulations, including those relating to handicap and Americans with Disabilities Act of 1990 and the Williams-Steiger Occupational Safety and Health Act (collectively, “ADA”). Notwithstanding the foregoing, Tenant shall be responsible for any code compliance triggered by Tenant’s specific use of the Premises or Tenant’s alterations or other improvements to the Premises.

Section 6.3 Rules and Regulations.

The Tenant agrees to comply with the Rules and Regulations set forth in Exhibit E and such other reasonable and non discriminatorily enforced rules and regulations of general applicability (‘‘Rules and Regulations”) as (i) may from time to time be made by the Landlord of which the Tenant is given written notice, so far as the same relate to the use of the Building, the Land and the Tenant’s appurtenant parking privileges and (ii) may from time to time be promulgated with respect to all or any portion of the Park, provided that such Rules and Regulations do not materially and adversely interfere with Tenant’s Permitted Use of the Premises or access thereto, or the common areas or materially increase Tenant’s obligations or impair Tenant’s rights under this Lease. In the event of a conflict between the terms and conditions contained in the body of the Lease and the Rules and Regulations, the terms and conditions contained in the body of the Lease shall govern and control. The Tenant shall not obstruct in any manner any portion of the Property; and, except as set forth in this Lease, shall not permit the placing of any signs, curtains, blinds, shades, awnings or flagpoles, or the like, visible from outside the Building.

Section 6.4 Safety Compliance.

The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of the manner of use made by the Tenant and to procure all licenses and permits so required because of such manner of use and, if requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses. Tenant shall conduct such periodic tests, evaluations or certifications of safety appliances and laboratory equipment as are required or recommended in accordance with generally accepted standards for good laboratory practice to ensure that such safety appliances and equipment remain in good working order, and shall, upon Landlord’s reasonable request but not more often than two (2) times in any calendar year, provide to Landlord copies of such reports, evaluations and certifications.

Section 6.5 Landlord’s Entry.

The Tenant shall permit the Landlord and its agents, after at one business day notice except in the case of emergencies, to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, monitoring Tenant’s compliance with the requirements and restrictions set forth in this Lease, and for the purpose of showing the Premises to prospective purchasers and mortgagees at all reasonable times and to prospective tenants within twelve (12) months of the end of the Term provided that in connection with such entry, Tenant may provide procedures reasonably designed so as not to jeopardize Tenant’s trade secrets, proprietary technology or critical business operations, including accompaniment of all such persons by an employee of the Tenant. In case of an emergency, the Landlord shall make good faith efforts to notify the Tenant in person or by telephone prior to such entry, and in any event, the Landlord shall notify Tenant promptly thereafter such entry.

Section 6.6 Floor Load.

The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry, and which is allowed by law. The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure. The maximum floor loads in the Premises as of the Commencement Date are 100 lbs. per square foot for laboratory space and 100 lbs. per square foot for office space.

Section 6.7 Personal Property Tax.

The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed. Tenant shall have the right to contest the validity or amount of any such taxes by appropriate proceedings diligently conducted in good faith.

Section 6.8 Assignment and Subleases.

The Tenant shall not assign this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises, nor permit the further underletting or assignment of any sublease or other occupancy agreement (each a “Transfer”), without, in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld or delayed, except in the case of Permitted Transfers, with respect to which the Landlord’s consent shall not be required so long as a condition constituting an Event of Default is not then subsisting. Any purported Transfer made without such consent or otherwise not fulfilling the conditions and requirements of this Section 6.8 shall be void, and except as specifically permitted in this Section 6.8, in no event shall the Tenant or anyone claiming by, through or under the Tenant have the right to mortgage, pledge, hypothecate or otherwise transfer this Lease. The Landlord shall not be deemed to be unreasonable in withholding its consent to any proposed Transfer that is subject to the Landlord’s consent based on any of the following factors:

(a) If the manner in which the proposed occupant conducts its business operations is not consistent, in Landlord’s reasonable opinion, with the image and character of the Park development as a first-class biotechnology office/research and development park, then the withholding of consent by the Landlord shall be considered reasonable; and

(b) If the proposed Transfer is (i) an assignment of this Lease, or (ii) a sublease where as a result of the consummation of such sublease, the then Tenant shall no longer be in occupancy of at least eighty percent (80%) of the rentable floor area of the Premises (e.g. any sublease that would result in more than twenty percent (20%) of the rentable floor area of the Premises being subject to a sublease, subleases or other occupancy agreements), then, in either of such cases, if the proposed occupant is not sufficiently creditworthy and trustworthy in the reasonable opinion of the Landlord with reference to the monetary and other obligations which are to be fulfilled by the Tenant under this Lease, and the reasonable needs of the Landlord to protect the value of the Building, then the withholding of consent by the Landlord shall be considered reasonable; and

(c) If the proposed assignee or subtenant is already involved in discussions with either the Landlord or any affiliate of the Landlord regarding space within the Park that is or is to become available for lease, then the withholding of consent by the Landlord shall be considered reasonable.

Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right to assign or otherwise transfer this Lease or the Premises, or part of the Premises (a) to an entity owning (directly or indirectly) a majority of Tenant or to a majority owned subsidiary or to an entity which is majority owned by the same entity which owns a majority of Tenant (any of the foregoing being referred to herein as a “Tenant Affiliate”), provided that (i) the transferee shall, subject to applicable law, regulation or prior binding agreement, prior to the effective date of the transfer, deliver to Landlord instruments evidencing such transfer and its agreement to assume and be bound by all the terms, conditions and covenants of this Lease to be performed by Tenant, all in form reasonably acceptable Landlord, and (ii) at the time of such transfer there shall not be an uncured Event of Default under this Lease; (b) provided that so long as at the time of such transfer there shall not be an uncured default under this Lease, subleases or licenses to a Tenant Affiliate shall only require notice of such sublease or license to Landlord; or (c) to the purchaser of at least fifty percent (50%) of its assets or stock, or to any entity into which the Tenant may be merged or consolidated (along with all or substantially all of its assets) (the “Acquiring Company”), provided that (i) the net worth of the Acquiring Company upon the consummation of the transfer or merger shall not be less than the net worth of the Tenant (x) at the time immediately prior to such transfer or merger or (y) at the time of signing this Lease, whichever is the greater, (ii) the Acquiring Company continues to operate the business conducted in the Premises consistent with the Permitted Uses described in Exhibit A hereto, (iii) the Acquiring Company shall assume in writing, in form reasonably acceptable to Landlord, all of Tenant’s obligations under this Lease, (iv) Tenant shall provide to Landlord such additional information regarding the Acquiring Company as Landlord shall reasonably request, (v) Tenant shall pay Landlord’s reasonable out of pocket expenses incurred in connection therewith (not to exceed $2,000.00), and (iv) any Guarantor of Tenant’s obligations provides Landlord with an acknowledgement of such transfer and acceptance of continuing liability under the Guaranty. Each of the transfers described in this paragraph is referred to hereinafter as “Permitted Transfers.” In no event shall any transaction consummated for the purpose of evading Tenant’s obligation to obtain Landlord’s consent under this Section 6.8 be construed as a Permitted Transfer, notwithstanding that such transaction otherwise qualifies as a Permitted Transfer.

Tenant named herein shall remain fully and primarily liable for the obligations of the Tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease.

The Tenant shall give the Landlord at least 30 days prior written notice of any proposed Transfer (other than a Permitted Transfer, for which 10 days’ prior written notice is required), specifying the provisions thereof, including (i) the name and address of the proposed occupant, subtenant, assignee or other transferee, (ii) a copy of the proposed occupant’s, subtenant’s, assignee’s, or other transferee’s most recent annual financial statement (which documentation shall not be required for subleases to Tenant Affiliates), and (iii) all of the terms and provisions upon which the proposed Transfer is to be made including, without limitation, all of the documentation effectuating such Transfer (which shall be subject to the Landlord’s approval not to be unreasonably withheld) and such other reasonable information concerning the proposed Transfer or concerning the proposed occupant, subtenant, assignee or other transferee as the Tenant has obtained in connection with the proposed Transfer. The Tenant shall reimburse the Landlord promptly for reasonable legal and other reasonable expenses incurred by the Landlord in connection with any request by the Tenant for consent to any Transfer. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than the Tenant, or there is otherwise a Transfer, then during any time when an Event of Default is subsisting, the Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee, occupant or transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibitions contained in this Section 6.8 or the acceptance of the assignee, sublessee or occupant as a tenant or a release of the Tenant from the further performance by the Tenant of covenants on the part of the Tenant herein contained.

The Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant receives from any occupant, subtenant, assignee or other transferee other than a Permitted Transferee, as rent, additional rent or other forms of compensation or reimbursement (if any) in excess of the aggregate amount of (i) the proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased), (ii) brokerage commissions and fees for legal services associated with the transaction, (iii) any expenses incurred by the Tenant in connection with preparing the Premises or applicable portion thereof for occupancy by such subtenant, assignee or other transferee and (iv) any monetary concessions paid to the subtenant, assignee or other transferee such as, but not limited to, reimbursement of moving expenses (collectively “Sublease Transaction Expenses”). In the circumstances where the transferee pays the consideration due to the Tenant on account of such transfer over time (e.g, monthly rental payments under a sublease), Sublease Transaction Expenses shall be amortized on a straight line basis over the term of the transfer in question, together with interest at a rate which is reasonably satisfactory to the Landlord. Neither the fact that the Landlord’s consent may not be required in order for the Tenant to effectuate a Permitted Transfer, nor the consent by the Landlord to a Transfer for which the Landlord’s consent is required shall be construed to relieve the Tenant from the obligation to obtain the express consent in writing of the Landlord to any further Transfer whether by the Tenant or by anyone claiming by, through or under the Tenant including, without limitation, any occupant, assignee, subtenant or other transferee, excluding any Permitted Transfer.

Except in the case of Permitted Transfers, the Landlord may elect, within thirty (30) days of receipt of written notice from the Tenant of any proposed assignment of this Lease prior to approving or disapproving any such proposed assignment, to repossess the Premises, The Landlord may thereafter lease the Premises in such a manner as the Landlord may in its sole discretion determine. In the event the Landlord elects to repossess the Premises as provided above, then all of the Tenant’s rights and obligations hereunder with respect to the Premises shall cease and shall be of no further force and effect.

If the Landlord withholds consent to a proposed Transfer, in any case where the Landlord is bound by this Lease not to unreasonably withhold such consent, and the Tenant disputes the reasonability of the Landlord’s withholding of such consent, then either party may, at its election, have the dispute resolved by the Expedited Dispute Resolution Procedure.

ARTICLE 7

INDEMNITY AND INSURANCE

Section 7.1 Indemnity.

The Tenant shall indemnify, defend and save harmless the Landlord and the Landlord’s ground lessees, mortgagees and managing agent for the Building from and against all claims, loss, or damage of whatever nature, arising from (i) any breach by Tenant of any obligation of Tenant under this Lease, or (ii) any negligence or misconduct of the Tenant, or the Tenant’s contractors, licensees, agents, servants or employees, or (iii) any accident, injury or damage whatsoever caused to any person or property in the Building or on or about the Land, occurring after the Commencement Date (or such earlier date upon which the Tenant first commences occupancy of all or any part of the Premises for the commencement of any Tenant’s Work or otherwise) and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, provided that the foregoing indemnity in clause (ii) shall not include any claims, loss or damage to the extent arising from any negligence or misconduct of the Landlord, or the Landlord’s contractors, licensees, agents, servants or employees or the Landlord’s ground lessees, mortgagees or managing agent for the Building.

The Landlord shall indemnify and save harmless the Tenant from and against all claims, loss, or damage of whatever nature arising from (i) any breach by Landlord of any obligation of Landlord under this Lease or (ii) from any negligence or misconduct of the Landlord, or the Landlord’s contractors, licensees, agents, servants or employees, provided that the foregoing indemnity in clause (ii) shall not include any claims, loss or damage to the extent arising from any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, agents, servants or employees, occurring following the Commencement Date and until the expiration of earlier termination of the Term.

The foregoing indemnity and hold harmless agreements shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon, and the defense thereof, but shall be subject to the limitations specified in Sections 7.5 and 12.11.

Section 7.2 Tenant’s Insurance.

The Tenant agrees to maintain in full force from the Commencement Date (or such earlier date upon which the Tenant first commences occupancy of all or any part of the Premises for the commencement of any Tenant’s Work or otherwise), throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, a policy of commercial general liability insurance on an occurrence basis under which the Landlord (and any individuals or entities affiliated with the Landlord, any ground lessor and any holder of a mortgage on the Property of whom the Tenant is notified by the Landlord) are named as additional insureds, and under which the insurer provides contractual liability coverage insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Each policy required hereunder shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord and such ground lessors and mortgagees without thirty (30) days’ prior notice to the first named insured, and Tenant shall promptly provide notice to Landlord of any cancellation or amendment upon receipt from its insurer and at the election of the Landlord, either a certificate of insurance or a duplicate original policy shall be delivered to the Landlord. The minimum limits of Tenant’s liability insurance as of the Commencement Date (or such earlier date upon which the Tenant first commences occupancy of all or any part of the Premises for the commencement of Tenant’s Work or otherwise) shall be One Million Dollars ($1,000,000.00) for combined bodily injury (or death) and damage to property (per occurrence) with an aggregate annual limit of liability of Three Million Dollars ($3,000,000.00), and from time to time during the Term such limits of liability shall be increased to reflect such higher limits as are customarily required pursuant to new leases of space in the Chicago area with respect to similar properties. Such liability insurance may be effected with a combination of a base commercial general liability policy and umbrella insurance provided that any such umbrella coverages provided are on a “following form” basis. The Landlord shall have reasonable approval over the identity of the Tenant’s insurance underwriters. Each policy of insurance required to be carried by Tenant under this Lease shall be issued by companies rated not less than A-/IX by Best’s Rating Service (or its successor) or otherwise acceptable to Landlord in the Landlord’s reasonable discretion and licensed to do business in The State of Illinois, and Tenant’s liability insurance policy shall be primary with respect to all claims.

Section 7.3 Personal Property at Risk.

The Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Property or parking facilities provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant or to any person, for any such injury, loss, damage or liability to the extent caused by Landlord’s or its employees’, agents’ or contractors’ gross negligence or willful misconduct.

Section 7.4 Landlord’s Insurance.

The Landlord shall, from and after the Commencement Date and until the expiration or earlier termination of the Term of this Lease, carry such “all risk” casualty in an amount equal to at least the replacement cost for the Building, exclusive of foundations, site preparation and other nonrecurring construction cost with a deductible in amounts carried at comparable buildings with similar uses within the submarket within which the Premises is located or required by any mortgagee holding a mortgage thereon or any ground lessor of the Lands. The Landlord shall also, during the aforesaid period, carry commercial general liability insurance with the same limits which the Tenant is required to carry from time to time upon and with respect to operations at the Building. Such insurance may be effected with a combination of a base commercial general liability policy and umbrella insurance provided that any such umbrella coverages provided are on a “following form” basis. Landlord may also carry business or rental interruption insurance and such other insurance as is customarily carried for similar projects in the Chicago northern suburban submarket.

Section 7.5 Waiver of Subrogation.

Any casualty insurance carried by either party with respect to the Building, Land, Premises, parking facilities or any property therein or occurrences thereon shall, without farther request by either party, include a clause or endorsement denying to the insurer rights of subrogation against the other party (and the Landlord’s policy shall also deny the insurer rights of subrogation against any permitted subtenant and any such subtenant shall be required to carry a policy that denies the insurer rights of subrogation against the Landlord) to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other (and the Landlord hereby waives any right of recovery which the Landlord has against any permitted subtenant, and any sublease will require that the subtenant waive any right of recovery which any such subtenant may have against the Landlord) for loss or damage to property, including, without limitation, loss or damage caused by negligence of such other party, due to hazards covered by casualty insurance which such party is required to carry hereunder, except with respect to any damage within the deductible under such insurance policy.

Section 7.6 Policy Requirements.

Any required insurance may be in the form of blanket coverage, so long as the coverage required herein is maintained. Tenant shall cause a certificate, providing such information as reasonably requested by Landlord, evidencing the existence and limits of its insurance coverage with respect to the Premises and the Building, as the case may be, to be delivered to Landlord upon the commencement of the Term. Thereafter, Tenant shall cause similar certificates evidencing renewal policies to be delivered to Landlord at least thirty (30) days prior to the expiration of the term of each policy and at such other times as reasonably requested by Landlord.

ARTICLE 8

CASUALTY AND EMINENT DOMAIN

Section 8.1 Restoration Following Casualties.

If, during the Term, the Building or the Premises shall be damaged by fire or casualty, subject to termination rights of the Landlord and the Tenant provided below in this Article 8, the Landlord shall proceed promptly to exercise diligent efforts to restore, or cause to be restored, the Building to substantially the condition thereof just prior to time of such damage, but the Landlord shall not be responsible for delay in such restoration which may result from External Causes. Provided that the Landlord complies with its obligations to carry casualty insurance in accordance with Section 7.4, the Landlord shall have no obligation to expend in the reconstruction of the Building more than the sum of the amount of any deductible and the actual amount of insurance proceeds made available to the Landlord by its insurer, and any additional costs associated with changes to the Premises desired by the Tenant and permitted by Article 4 shall be paid by the Tenant in the manner reasonably required by the Landlord. Any restoration of the Building or the Premises shall be altered to the extent necessary to comply with then current and applicable laws and codes. The Landlord shall, as soon as possible after any casualty, but in any event no later than sixty (60) days after such casualty, provide to the Tenant a reasonable written estimate (“Contractor’s Estimate”) from a reputable construction or design professional as to the time frame within which the Landlord will be able to repair the casualty damage and the cost of repairing such damage.

Section 8.2 Landlord’s Termination Election.

If the Landlord reasonably determines, based upon the Contractor’s Estimate, that (a) the amount of insurance proceeds available to the Landlord is insufficient to cover the cost of restoring the Building by more than the amount of any deductible, or (b) the Landlord will be unable to restore the Building within fifteen (15) months from the date of such casualty, then the Landlord may terminate this Lease by giving notice to the Tenant. Any such termination shall be effective on the date designated in such notice from the Landlord, but in any event not later than sixty (60) days after such notice, and if no date is specified, effective upon the delivery of such notice. Failure by the Landlord to give the Tenant notice of termination within ninety (90) days following the occurrence of the casualty shall constitute the Landlord’s agreement to restore the Building as contemplated in Section 8.1.

Section 8.3 Tenant’s Termination Elections.

If, based upon the Contractor’s Estimate, the time period for repairing any casualty damage will exceed fifteen (15) months after the date of any casualty, then the Tenant shall have the right, exercisable by written notice given on or before the date thirty (30) days after the Landlord gives to the Tenant the Contractor’s Estimate, to terminate this Lease.

If neither the Landlord nor the Tenant exercise their termination rights, but the Landlord has failed to restore the Building, within the longer of fifteen (15) months from the date of the casualty or taking or the period of restoration set forth in the Contractor’s Estimate set forth in the Contractor’s Estimate, such period to be subject, however, to extension where the delay in completion of such work is due to External Causes, the Tenant shall have the right to terminate this Lease at any time after the expiration of such period (in either case, as extended by delay due to External Causes as aforesaid) until the restoration is substantially completed, such termination to take effect as of the date of the Tenant’s notice. However, if the Landlord has been diligently prosecuting the repair of all casualty and damage, and if the Landlord reasonably determines at any time, and from time to time, during the restoration, based upon certification by its architect or other design professional, that such restoration will not be able to be completed before the deadline date after which the Tenant may terminate this Lease under this Section 8.3, and the Landlord specifies in a notice to Tenant to such effect a later date that the Landlord estimates will be the date upon which such restoration will be completed, then the Tenant may terminate this Lease within thirty (30) days of the Landlord’s notice as aforesaid, failing which the deadline date shall be extended to the date set forth in Landlord’s notice (as extended by delay due to External Causes as aforesaid). The Landlord shall exercise reasonable efforts to keep the Tenant advised of the status of restoration work from time to time, and promptly following any request for information during the course of the performance of the restoration work.

Section 8.4 Casualty at Expiration of Lease.

If the Premises shall be damaged by fire or casualty in such a manner that the Premises cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the commencement of repair work and such casualty or damage occurs within the last twenty four (24) months of the Term (as the same may have been extended prior to such casualty or damage), either party shall have the right, by giving notice to the other not later than sixty (60) days after such casualty or damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice.

Section 8.5 Eminent Domain.

Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for continued occupancy for the purposes contemplated under this Lease, shall be taken by condemnation or right of eminent domain, the Landlord and the Tenant shall each have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after receipt by the Tenant of notice of the effective date of such taking. If so much of the Building shall be so taken that the Landlord reasonably determines, in good faith, that it would be necessary to substantially alter the Building so that a rebuilt Building will not be substantially similar to the Building before such taking, the Landlord shall have the right to terminate this Lease by giving notice to the Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence. The Landlord shall have no obligation to expend in the aforesaid restoration more than the proceeds of any award received in any condemnation or eminent domain proceeding, or any sum paid in lieu thereof.

Section 8.6 Rent After Casualty or Taking.

If the Premises shall be damaged by fire or other casualty, until the Lease is terminated or the Premises is restored, the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant. In the event of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and applicable Additional Rent shall be abated for the remainder of the Term.

Section 8.7 Temporary Taking.

In the event of any taking of the Premises or any part thereof for a temporary use not in excess of twelve (12) months, (i) this Lease shall be and remain unaffected thereby and Annual Fixed Rent and Additional Rent shall not abate, and (ii) the Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term.

Section 8.8 Taking Award.

Except as otherwise provided in Section 8.7, the Landlord shall have and hereby reserves and accepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a claim for relocation and moving expenses, lost profits and revenue and fixtures and improvements made by the Tenant in the Premises that constitute Tenant’s personal property, including the Removable Alterations.

ARTICLE 9

DEFAULT

Section 9.1 Tenant’s Default.

Each of the following shall constitute an Event of Default:

(a) Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for five (5) days after written notice that the same are due.

(b) Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after written notice from the Landlord to the Tenant thereof, provided that in the case of breaches that are not reasonably susceptible to cure within thirty (30) days through the exercise of due diligence, then so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure to completion, such breach shall not be deemed to create an Event of Default.

(c) The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant, or any guarantor of this Lease, is bankrupt or insolvent according to law; or any assignment of the property of the Tenant, or any guarantor of this Lease, for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the property of Tenant, or any guarantor of this Lease, by a court of competent jurisdiction, which officer is not dismissed or removed within forty-five (45) days; or the filing of an involuntary petition against the Tenant, or any guarantor of this Lease, under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within forty-five (45) days; the filing by the Tenant, or any guarantor of this Lease, of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.

If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, the Landlord lawfully may, immediately or at any time thereafter, give notice to the Tenant specifying the Event of Default and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Tenant shall remain liable as hereinafter provided.

Section 9.2 Damages.

In the event that this Lease is terminated, the Tenant covenants to pay to the Landlord punctually all the sums (“Periodic Payments”) and perform all the obligations which the Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated, and all of the Landlord’s expenses in connection with reletting the Premises including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting. However, the Landlord may elect, at any time, to demand in lieu of any further obligations to make Periodic Payments, and payments on account of the Landlord’s reletting costs thereafter accruing, as compensation, an amount (the “Lump Sum Payment”) equal to either (x) the excess, if any, of the discounted present value of the total rent reserved for the then remainder of the Term over the then discounted present fair rental value of the Premises for the then remainder of the Term or (y) provided that at least 12 months then remain in the Term, 12 months of Annual Fixed Rent and Additional Rent at the rate last payable by Tenant under this Lease. The discount rate for calculating such sum under the preceding clause (x) shall be the then current rate of United States Treasury securities having a maturity date as close as possible to the end of the Term (had the Lease not been terminated). In calculating the rend reserved, there shall be included, in addition to the Annual Fixed Rent and all Additional Rent, the value of all other considerations agreed to be paid or performed by the Tenant over the remainder of the Term. Should the parties be unable to agree on a fair rental value for the purposes of determining the Lump Sum Payment under clause (x), above, the matter shall be submitted, upon the demand of either party, to the Chicago, Illinois office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office and laboratory projects in the Chicago north suburban submarket. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them.

In calculating the Periodic Payments to be made by the Tenant under the foregoing covenant, the Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting. The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, and (iii) any obligation to relet imposed by law shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms (based on then-market standards) as Landlord may from time to time deem appropriate and to develop the Building and Park in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Park. No action of the Landlord in accordance with foregoing or failure to relet or to collect rent under reletting shall operate to release or reduce the Tenant’s liability. The Landlord shall be entitled to seek to rent other properties of the Landlord prior to reletting the Premises without being in breach of any obligation to the Tenant.

Section 9.3 Cumulative Rights.

The specific remedies to which either party may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease. In addition to the other remedies provided in this Lease, each party shall be entitled to seek the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

Section 9.4 Landlord’s Self help.

If there shall be an Event of Default, or if emergency circumstances should exist where, upon the giving of notice or passage of time, such circumstances would constitute an Event of Default, then the Landlord shall have the right, but not the obligation, after the giving by the Landlord of notice thereof to the Tenant (except in case of emergency circumstances in which case no prior notice need be given), to perform such obligation. In the event the Landlord exercises its rights under this Section 9.4 in case of emergency, the Landlord shall notify the Tenant as soon as reasonably possible after the taking of such action. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease. The Tenant shall be liable to the Landlord for all of the Landlord’s reasonable costs associated with effecting such cure.

Section 9.5 Enforcement Expenses; Litigation.

Each party hereto shall promptly reimburse the other for all costs and expenses, including without limitation legal fees, incurred by such party in exercising and enforcing its rights under this Lease following the other party’s failure to comply with its obligations hereunder, but only to the extent such failure constitutes a continuing default after the expiration of applicable notice and cure periods pursuant to Sections 9.1 or 9.7 hereof.

If either party hereto be made or becomes a party to any litigation commenced by or against the other party by or against a third party, or incurs costs or expenses related to such litigation, involving any part of the Property and the enforcement of any of the rights, obligations or remedies of such party, then the party becoming involved in any such litigation because of a claim against such other party hereto shall receive from such other party hereto all costs and reasonable attorneys’ fees incurred by such party in such litigation. Landlord shall pay all reasonable attorney’s fees incurred by Tenant in connection with any legal action concerning an alleged breach of this Lease to the extent that Tenant is the prevailing party. Tenant shall pay all reasonable attorney’s fees incurred by Landlord in connection with any legal action concerning an alleged breach of this Lease to the extent that Landlord is the prevailing party.

LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES UNDER THIS LEASE.

Section 9.6 Late Charges; Interest on Overdue Payments.

(a) In the event that any payment of Annual Fixed Rent or Additional Rent shall remain unpaid for a period of five (5) days following notice by the Landlord to the Tenant that such payment is overdue for the second (2nd) time or greater in any calendar year, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of two percent (2%) of the amount overdue.

(b) Any Annual Fixed Rent Additional Rent or other amount which is due from either party to the other party which is not paid within five (5) days after the same is due and payable shall bear interest from the date due until paid at the variable rate (the “Default Interest Rate”) equal to the annual rate from time to time announced by Bank of America as its base rate, plus two percent (2%), or if such rate can no longer be determined, the annual prime rate from time to time announced by The Wall Street Journal, plus two percent (2%).

Section 9.7 Landlord’s Right to Notice and Cure.

The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after written notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation and provided that Landlord is in good faith diligently pursuing a cure.

ARTICLE 10

MORTGAGEES’ RIGHTS

Section 10.1 Subordination.

At the election of the holder of any mortgage (which term for the purpose of this Article shall include a “deed of trust,” “ground lease” or similar financing encumbrance) encumbering the Landlord’s interest in the Property, this Lease shall be subject and subordinate to the lien of any mortgages thereon, so that the rights of any such mortgagee shall be superior to all rights hereby or hereafter vested in the Tenant, subject however to Section 10.5 hereof. Landlord shall use commercially reasonable efforts to obtain an agreement from the holder of any mortgage which provides that so long as Tenant is not in default hereunder after the expiration of applicable notice and cure periods, that such holder of any mortgage shall not disturb Tenant’s use and occupancy of the Premises pursuant to the term of this Lease.

Section 10.2 Attornment; Prepayment of Rent not to Bind Mortgagee.

In the event any holder shall succeed to the interest of Landlord, the Tenant shall, and does hereby agree to attorn to such holder and to recognize such holder as its Landlord and Tenant shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment. Upon such attornment, the holder shall not be: (i) liable in any way to the Tenant for any act or omission, neglect or default on the part of Landlord under this Lease; (ii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord; (iii) bound by any modification of this Lease subsequent to such mortgage entered into without such holder’s consent or by any previous prepayment of regularly scheduled monthly installments of Annual Fixed Rent or more than (1) month, which was not approved in writing by the holder; (iv) liable to the Tenant beyond the holder’s interest in the Property; or (v) liable for any portion of a security deposit not actually received by the holder. The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and an oblige hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name. No Annual Fixed Rent, Additional Rent (other than estimated monthly payments on account of Additional Rent which the Tenant is required to pay pursuant to the provisions of this Lease), or any other charge payable to the Landlord shall be paid more than thirty (30) days prior to the due date thereof under the terms of this Lease and payments made in violation of this provision shall, except to the extent that such payments are actually received by a mortgagee (which term shall for the purpose of this Lease include a “trustee,” “ground lessor” or similar holder of a financing encumbrance) be a nullity as against any of Landlord’s mortgagees and the Tenant shall be liable for the amount of such payments to such mortgagee.

Section 10.3 Tenant’s Duty to Notify Mortgagee and Mortgagee’s Ability to Cure.

The Tenant hereby agrees that, if the Tenant provides the Landlord with any notice of default or claimed default on the part of the Landlord under the Lease, the Tenant shall concurrently therewith send a copy of such notice to the holder of any mortgage of whom the Tenant has been given prior written notice. In such event, the mortgagee shall be permitted (but not obligated) to cure any such default within the cure period provided to Landlord and any additional period to which such mortgagee shall be entitled pursuant to this Section 10.3. No act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relieved of the Tenant’s obligations to pay Annual Fixed Rent or Additional Rent hereunder or to terminate this Lease, shall result in a release or termination of such obligations of the Tenant or a termination of this Lease unless (i) the Tenant shall have first given written notice of the Landlord’s act or failure to act to any mortgagee of whom Tenant has been given prior notice, specifying the act or failure to act on the part of the Landlord which would give basis to the Tenant’s rights; and (ii) no such mortgagee, after receipt of such notice, shall have corrected or cured the condition complained of within the period provided for Landlord’s cure, plus a reasonable period thereafter.

Section 10.4 Estoppel Certificates.

The Tenant shall from time to time, upon not less than fifteen (15) days’ prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying to the Landlord or an independent third party, with a true and correct copy of this Lease attached thereto, together with all amendments thereto, to the extent such statements continue to be true and accurate, (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant has accepted, is satisfied with, and is in full possession of the Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease (except to the extent stated); (vi) that the Landlord has satisfactorily complied with all of the requirements and conditions precedent to the occurrence of the Initial Rent Commencement Date and the Delayed Rent Commencement Date (except to the extent stated); (vii) that the Tenant has been in occupancy of all of the Premises since the Delayed Rent Commencement Date and paying rent since the specified dates (except to the extent stated); (viii) that no monetary or other considerations, including, but not limited to, rental concessions for Landlord, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into Lease (except as set forth in this Lease or as otherwise specified in such estoppel); (ix) that the Tenant has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease (except to the extent stated); (x) that the Lease represents the entire agreement between Landlord and Tenant; (xi) that any notice to Tenant may be given it by certified or registered mail, return receipt requested, or delivered, at the Premises, or at another address specified; and (xii) such factual other matters with respect to the Tenant and this Lease as the Landlord may reasonably request. On or following the Delayed Rent Commencement Date, the Tenant shall, within ten (10) days after receipt of Landlord’s request therefor, promptly execute, acknowledge and deliver to the Landlord a statement in writing that the Initial Rent Commencement Date and the Delayed Rent Commencement Date have occurred, that the Annual Fixed Rent has begun to accrue with respect thereto, and that the Tenant has taken occupancy of the Premises. Any statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, trustee or ground lessor of the Premises or any interest therein, and shall be binding on the Tenant.

Section 10.5 Assignment of Rents.

With reference to any assignment by the Landlord of the Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Premises, the Tenant agrees:

(a) That the execution thereof by the Landlord, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Landlord hereunder, unless such holder or ground lessor shall, by notice sent to the Tenant, specifically make such election; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Property, or, in the case of a ground lessor, the termination of the ground lease.

ARTICLE 11

SECURITY DEPOSIT

Section 11.1 Letter of Credit.

Simultaneously with the execution and delivery of this Lease, Tenant has delivered to Landlord as security for the performance of the obligations of Tenant hereunder cash or a letter of credit in the amount specified in Section 2.3 in accordance with this Section (as renewed, replaced, and/or reduced pursuant to this Section, the “Letter of Credit”). The Letter of Credit shall be in the form attached as Exhibit G to this Lease or such other form as Landlord may reasonably approve. If there is more than one Letter of Credit so delivered by Tenant, such Letters of Credit shall be collectively hereinafter referred to as the “Letter of Credit”. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Skokie, Illinois, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating either (a) that a default has occurred under this Lease after the expiration of any applicable notice and cure period (or stating that transmittal of a default notice is barred by applicable bankruptcy or other law if such is the case) or (b) stating that Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with the requirements of the Lease, (iii) shall be payable to Landlord and its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty-five (45) days prior to the scheduled expiration date, give Landlord written notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period of the Term shall be for a term ending not earlier then the date sixty (60) days after the last day of the Term.

If Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or if transmittal of a default or other notice is stayed or barred by applicable bankruptcy or other law), Landlord shall be entitled to draw upon the Letter of Credit to the extent reasonably necessary to cure such default. If, not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with this Section, Landlord shall also have the right to draw upon the full amount of the Letter of Credit without giving any further notice to Tenant. Such failure to timely deliver a new Letter of Credit shall be deemed to be an Event of Default by Tenant (without the necessity of further notice or cure period notwithstanding anything in this Lease to the contrary. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s default under the Lease. Any funds drawn by Landlord on the Letter of Credit and not applied against amounts due hereunder shall be held by Landlord as a cash security deposit, provided that Landlord shall have no fiduciary duty with regard to such amounts, shall have the right to commingle such amounts with other funds of Landlord, and shall pay no interest on such amounts. After any application of the Letter of Credit by Landlord in accordance with this paragraph, Tenant shall reinstate the Letter of Credit to the amount then requited to be maintained hereunder, within thirty (30) days of demand. Within sixty (60) days after the expiration or earlier termination of the Term the Letter of Credit and any cash security deposit then being held by Landlord, to the extent not applied, shall be returned to the Tenant provided that no Event of Default is then continuing.

Section 11.2 Letter of Credit Pledge.

The Landlord may pledge its right and interest in and to the Letter of Credit to any mortgagee or ground lessor and, in order to perfect such pledge, have such Letter of Credit held in escrow by such mortgagee or ground lessee or grant such mortgagee or ground lessee a security interest therein. In connection with any such pledge or grant of security interest by the Landlord to a mortgagee or ground lessee (“Letter of Credit Pledgee”), Tenant covenants and agrees to cooperate as reasonably requested by the Landlord, in order to permit the Landlord to implement the same on terms and conditions reasonably required by such mortgagee or ground lessee.

Section 11.3 Transfer of Security Deposit. In the event of a sale or other transfer of the Building or transfer of this Lease, Landlord shall transfer the Letter of Credit to the transferee, and Landlord shall thereupon be released by Tenant from all liability for the return of such security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the proceeds thereof, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notice of Lease.

Tenant agrees not to record this Lease or any short form or memorandum hereof.

Section 12.2 Notices.

Whenever any notice, approval, consent, request, election, offer, demands or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Address or at such other place as may have been specified by prior notice to the Landlord. Any communication so addressed shall be deemed duly given on the earlier of (i) the date received, or (ii) on the next business day if sent by a nationally recognized overnight courier service. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord. Notices to either party under this Lease may be given by legal counsel to such party.

Section 12.3 Successors and Limitation on Liability.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership. Neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment in enforcing the terms and conditions of this Lease creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than its interest in the Property and, without limitation of the foregoing, in no event shall any personal liability arise on the part of any of the Landlord’s officers, employees, directors or shareholders. Likewise, no personal liability shall arise on the part of the Tenant’s officers, employees, directors or shareholders, as this Lease shall create liability on the part of the Tenant and not personal liability on the part of such officers, employees, directors or shareholders.

Section 12.4 Waivers.

The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, as the case may be, unless such waiver be in writing signed by the Landlord or the Tenant, as the case may be. No consent or waiver, express or implied, by the Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 12.5 Acceptance of Partial Payments of Rent.

No acceptance by either party of a lesser sum than the amount then due to such party shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and either party may accept such check or payment without prejudice to the other party’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

Section 12.6 Interpretation and Partial Invalidity.

If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

Section 12.7 Quiet Enjoyment.

So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under, or superior title to, the Landlord including, without limitation, any ground lessor or manager of the Park.

Section 12.8 Brokerage.

Each party represents and warrants to the other that it has had no dealings with any broker or agent other than the Broker in connection with this Lease and shall indemnify and hold harmless the other from claims for any brokerage commission (other than by the Broker) arising out a breach of the foregoing representations. Landlord shall be responsible for any commission due to the Broker pursuant to the terms of a separate agreement.

Section 12.9 Surrender of Premises and Holding Over.

(a) The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit at the end of the Term. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, normal wear and tear and damage by fire or other casualty, condemnation or Landlord or Landlord’s employees or agents gross negligence excepted, first removing therefrom all goods and effects of the Tenant and any leasehold improvements Landlord specified for removal pursuant to Section 4.2, and repairing all damage caused by such removal. Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises after having vacated the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, then Tenant shall be deemed a tenant at sufferance only and Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to the higher of (x) one hundred fifty percent (150%) of the Annual Fixed Rent to be paid under this Lease or (v) the then fair market rate for the Premises as applied to any period in which the Tenant shall remain in possession (the “Holdover Rent”), in each case together with all Additional Rent required under this Lease, provided that Landlord has provided Tenant with at least thirty (30) days notice (“Holdover Notice”) that Landlord has leased the Premises to a new tenant, Tenant shall be liable to Landlord for all damages arising from such failure to surrender and vacate the Premises, including damages arising from the loss of a replacement lease transaction. In the event Landlord does not provide Tenant with a Holdover Notice, Tenant may hold over in the Premises for up to fifteen (15) days without liability for Holdover Rent or additional damages other than payment of the pro rata share of Annual Fixed Rent and Additional Rent. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

(b) Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 12.9(b) to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination). Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with applicable laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials, Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 12.9(b), without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall within 10 days of demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 12.9(b) shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Property for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Property or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

Section 12.10 Financial Reporting.

So long as the Tenant is a public company, it shall be in compliance with its financial reporting obligations. Landlord shall hold any financial information received from Tenant pursuant to this Section 12.10 confidential, except to the extent that Landlord is reasonably required to disclose the same to its then-current and prospective lenders, investors, and consultant and to the extent that such information is otherwise publicly available.

Section 12.11 No Consequential Damages.

In no event shall either Landlord or Tenant be liable to the other for consequential damages, provided that any damages or remedies expressly provided under this Lease and any damages incurred by the Landlord in connection with any holding over by Tenant in the Premises, including without limitation those associated with loss, cost, liability or expense arising by virtue of the existence of aggrieved third parties (e.g. lenders and prospective tenants), shall not constitute consequential damages.

Section 12.12 Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 12.13 Signage.

Landlord at Landlord’s cost, shall provide building standard lobby and floor signage identifying Tenant on any multi-tenant floor included in the Premises. All signage pursuant to this Section 12.13 shall be consistent with Landlord’s Signage and Design Standard and is subject to the approval of applicable governmental authorities.

Section 12.14 Future Construction.

Tenant acknowledges that Landlord intends to develop and redevelop other premises and buildings at the Park and to complete certain renovations in the Building. Landlord agrees, in connection with any such work, to utilize all commercially reasonable efforts to mitigate the impacts of earthwork, and other construction activities on Tenant’s business operations consistent with standards for a first-class biotechnology office/research and development park; provided that Landlord shall not be required to perform after-hours work for construction. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Park provided the same complies with the terms of this Lease and does not diminish Tenant’s rights hereunder, and will use all commercially reasonable efforts to prevent any of Tenant’s contractors, subtenants, licensees, invitees, agents, servants or employees or others for whom Tenant is legally responsible (collectively, “Tenant Responsible Parties”) from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

Section 12.15 Force Majeure. Except in connection with the payment of Annual Fixed Rent, Additional Rent or any other sums due hereunder, if either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of External Causes, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

IN WITNESS WHEREOF, this Lease has been executed and delivered as of the date first above written as a sealed instrument.

LANDLORD:

FC SKOKIE SPE, LLC,

a Delaware limited liability company

By:	FC Skokie, LLC,

a Delaware limited liability company,

its sole member

By:	FC Skokie-Pavilion, LLC,

a Delaware limited liability company,

its sole member

By:	F.C. Pavilion, LLC.,

an Ohio limited liability company,

its sole member

By:	Forest City Commercial Group, Inc.,

an Ohio corporation,

its managing member

By:      /s/ Michael Farley

Name: Michael Farley

Title:   Vice President

TENANT:

AURASENSE THERAPEUTICS, LLC

By:      /s/ Percy Van Crocker, Jr.

Name: Percy Van Crocker, Jr.

Title:   VP, Commercial Development

EXHIBIT A

Definitions

The following terms shall have the meanings indicated or referred to below.

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation the Tenant’s Tax Expense Allocable to the Premises as provided in Section 3.2; the Tenant’s Operating Expenses Allocable to the Premises in accordance with Section 3.3; amounts payable to Landlord for separately submetered utilities and services pursuant to Section 3.4; amounts payable for special services pursuant to Section 3.5; and the Landlord’s share of any sublease or assignment proceeds pursuant to Section 6.8.

“Annual Fixed Rent” - See Sections 1.3 and 3.1.

“Broker” – The firm of CB Richard Ellis. See Section 12.8.

“Common Areas” - See Section 2.2.

“Default Interest Rate” - see Section 9.6.

“Expedited Dispute Resolution Procedure” – The dispute resolution procedure described in Exhibit F.

“Excusable Delay” means any delay in the satisfaction of the conditions in question to the extent the same is a consequence of External Causes including, without limitation, any governmental embargo restrictions, or actions or inactions of local, state or federal governments (such as, without limitation, any delays in issuing building permits, certificates of occupancy or other similar permits or certificates without the fault of either party).

“External Causes” means, when referring to a party’s responsibilities under this Lease, collectively Acts of God, war, civil commotion, terrorism, fire, flood or other casualty, strikes or other extraordinary labor difficulties or shortages of labor or materials or equipment in the ordinary course of trade, extraordinary weather conditions, government order or regulations or other cause not reasonably within the control of such party, and not due to the fault or neglect of such party. In no event shall financial inability be deemed to be an External Cause.

“Initial Leasehold Improvements” – The Initial Leasehold Improvements and additions which the Tenant is undertaking pursuant to Exhibit C.

“Land” means the parcel of land situated in Skokie, Illinois, described in Exhibit B.

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“Landlord’s Address for Notices” –

FC Skokie SPE, LLC

c/o Forest City Development

38 Sidney Street

Cambridge, Massachusetts 02139-4234

Attention: President

With a copy to:

Forest City Commercial Management, Inc.

38 Sidney Street

Cambridge, Massachusetts 02139-4234

Attention: General Manager

“Lease Year” – Each period of one year during the Term commencing on the Initial Rent Commencement Date or on any anniversary thereof.

“Park” – the Illinois Science + Technology Park depicted on Exhibit B-2.

“Parking Passes” - During the Term, Landlord shall cause to be provided to Tenant twenty (20) parking passes (each a “Parking Pass”), each of which shall entitle the parking of a single motor vehicle in an unreserved parking space in the Park.

“Permitted Uses: - General business and administrative offices, research and development, biotechnology laboratories, pharmaceutical research and customary accessory uses supporting the foregoing, all as permitted by applicable laws, regulations and ordinances.

“Property” – The Land and the Building.

“Removable Alterations” - See Section 4.2.

“Rules and Regulations” - See Section 6.3 and Exhibit E.

“Tenant’s Original Address” –

AuraSense Therapeutics, LLC

1801 Maple Avenue

Suite 4301

Evanston, IL 60201

Attn: Percy Van Crocker, Jr.

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EXHIBIT B

Legal Description

EXHIBIT B-1

Depiction of Premises

EXHIBIT B-2

Map of the Illinois Science + Technology Park

EXHIBIT C

WORK LETTER

Landlord’s Work

1.	Landlord shall perform certain improvements to the Premises in accordance with the work list attached hereto as Attachment #1 (the “Landlord’s Worklist”), so long as no default shall occur under the Lease. The improvements to be performed by Landlord in accordance with the Worklist are hereinafter referred to as “Landlord’s Work”. Landlord shall enter into a direct contract for Landlord’s Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and approve of any subcontractors used in connection with Landlord’s Work.

Tenant’s Work

1.	Tenant shall have the right to perform certain alterations and improvements in the Premises (the “Initial Leasehold Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Leasehold Improvements in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 4 of the Lease, including, without limitation, approval by Landlord of (a) the final plans for the Initial Leasehold Improvements, (b) the contractors to be retained by Tenant to perform such Initial Leasehold Improvements, and (c) the insurance coverage obtained by Tenant and its contractors in connection with the Initial Leasehold Improvements. Tenant shall be responsible for all elements of the plans for the Initial Leasehold Improvements (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of such plans shall in no event relieve Tenant of the responsibility therefor. Landlord’s approval of the contractors to perform the Initial Leasehold Improvements shall not be unreasonably withheld. Landlord’s approval of the general contractor to perform the Initial Leasehold Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required by Landlord, (iii) does not have the ability to be bonded for the work in an amount satisfactory to Landlord, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state and municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

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2.	Provided Tenant is not in default, Landlord agrees to contribute Fifty-Two Thousand Seven Hundred Forty-Six and 00/100 Dollars ($52,746.00) (the “Tenant Allowance”) toward the cost of performing the Initial Leasehold Improvements.

Upon completion of the Initial Leasehold Improvements, and prior to disbursement of the Tenant Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Leasehold Improvements, (5) the certification of Tenant and its architect that the Initial Leasehold Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances, and (6) a certificate of occupancy for the Premises. In no event shall Landlord be required to disburse any portion of the Tenant Allowance prior to completion of the Initial Leasehold Improvements. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse the Tenant Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.	The Tenant Allowance shall be used solely for the purposes of building an additional private office and cell culture room in the Premises. In no event shall the Tenant Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Leasehold Improvements and/or Tenant Allowance.

4.	Tenant agrees to accept the Premises in its “as-is” condition and configuration, without representation or warranty by Landlord or anyone acting on Landlord’s behalf, it being agreed that Landlord shall not be required to perform any work (other than the Landlord’s Work) or, except as provided above with respect to the Tenant Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.	Landlord and Tenant acknowledge that the Landlord’s Work and Initial Leasehold Improvements shall be performed simultaneously. Each of Landlord and Tenant agree to use union labor, and neither Tenant nor any Tenant contractor, nor Landlord nor Landlord’s contractor, shall cause any labor disharmony during the simultaneous construction of the Landlord’s Work and Initial Leasehold Improvements, and each party shall be responsible for all costs incurred by the other, non-breaching party required to produce labor harmony in connection with the construction of its respective work to the extent caused by such breaching party’s failure to complete with the provisions of this sentence.

6.	This Exhibit C shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Exhibit C but not defined herein shall have the same meanings ascribed to such terms in the Lease.

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ATTACHMENT #1

LANDLORD’S WORKLIST

Landlord will design, construct and furnish with Building standard conference furniture at its sole expense the conference room (the “Conference Room”). The expected completion of the Conference Room will be May 1, 2012. Additionally Landlord shall furnish 220V receptacles with back up electrical power in locations to be mutually agreed.

Landlord shall also create a Break Room on the south end of the Premises. Work to include:

•	Relocate existing hollow metal frame and door

•	Furnish and install new metal stud gypsum assemble with vinyl base per plans

•	Re-work existing wall hung casework

•	Furnish and install (1) new VAV box with associated hot water coil, controls & thermostat

•	Provide 1⁄4” copper water supply to tenant refrigerator/ice maker and coffee maker

•	Paint finish all new and existing wall surfaces

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ATTACHMENT #2

INITIAL LEASEHOLD IMPROVEMENTS

PROPOSED ARCHITECTURAL RENOVATIONS–FOURTH FLOOR LAB (Q4303-4)

1.	Demolition

•	Remove Existing Lab casework to be relocated

•	Disconnect Electrical and wiring to source

•	Disconnect Plumbing and piping to source

•	Remove (1) Lab hood with associated mechanical and electrical disconnects

2.	New Construction

•	Furnish and install new metal stud and drywall partitions per plans

•	Paint finish on entire suite – exiting and new construction to match building color scheme

•	Furnish and install (2) new building standard hollow metal frames and solid core maple veneer doors and hardware

•	Furnish and install welded sheet vinyl flooring with integrated cove base as required due to demolition

•	Furnish and install hardware accessories to seal existing doors as required

3.	Millwork

•	Re-install reconfigured existing laboratory casework as directed

•	Modify and Re-Install reworked resin countertops as directed

4.	Mechanical

•	Relocate existing mechanical diffusers and thermostats as directed

•	Furnish and install new transfer ducts as directed

•	Re-balance individual lab areas as directed

5.	Life Safety

•	Provide exit signs per code

•	Modify fire alarms and audio/visual devices per code

6.	Electrical

•	Furnish and install new electrical conduit and wiring as directed

•	Re-circuit electrical feeds to tenants equipment

•	Re-use existing emergency back-up feeds to tenant equipment

•	Re-use existing 220v circuits to tenants equipment

•	Rework existing fluorescent light fixtures at remodeled lab areas

•	Rework occupancy sensor light switches

•	Rough-in conduit for tenants low voltage communications and data cabling.

7.	Plumbing

•	Re-connect existing plumbing to reconfigured lab sink.

•	Disconnect Dl piping at lab area and reconnect above ceiling to maintain Dl water loop

•	Modify piping and controls for existing emergency showers to remain

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EXHIBIT D

Standard Services

The following services will be provided exclusively by the Landlord:

A.	Regular maintenance, repair and replacement of exterior and parking lot landscaping and The Park common areas.

B.	Regular maintenance, sweeping and snow removal of building exterior areas such as roadways, driveways, sidewalks, parking areas and courtyard paving.

C.	Maintenance and repair of base building surveillance and alarm equipment, base building elevators, base building mechanical, electrical and plumbing systems, and base building life safety systems.

D.	Building surveillance, security and alarm system operation and the Landlord’s live monitoring service to building standard specifications which shall include 24 hour a day, 7 day per week on site monitoring of all surveillance cameras and call stations as well as interior and exterior campus patrols including parking garages each hour and door alarms for entrances and exits.

E.	Complete interior and exterior cleaning of all windows two times per year.

F.	Daily, weekday maintenance of hallways, passenger elevators, bathrooms, lobby areas and vestibules.

G.	Periodic cleaning of stairwells, freight elevators, and back of house areas.

H.	Daily, weekday rubbish removal of all tenant trash receptacles.

I.	Daily, weekday cleaning of the areas of the Premises used exclusively for office purposes and common areas to building standard.

J.	Surveillance personnel having a desk in the building lobby between the hours of 8 am and 6 pm Monday through Friday.

K.	Heating, ventilation and air-conditioning between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays.

L.

Sufficient electrical capacity to operate (i) incandescent lights, typewriters, calculating machines, photocopying machines and other machines of similar low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed two (2.00) watts per rentable square foot; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that

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the total rated electrical design load for said lighting and equipment of high electrical voltage shall not exceed four (4.00) watts per rentable square foot (each such rated electrical design load to be hereinafter referred to as the “building standard rated electrical design load”).

M.	Hot and cold water in the common areas for lavatory and drinking purposes.

N.	Complete cleaning and waxing of laboratory floors two times per year.

O.	Complete steam cleaning of carpeted areas two times per year

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EXHIBIT E

Rules and Regulations

DEFINITIONS

Wherever in these Rules and Regulations the word “Tenant” is used, it shall be taken to apply to and include the Tenant and its agents, employees, invitees, licensees, contractors, any subtenants and is to be deemed of such number and gender as the circumstances require. The word “Premises” is to be taken to include the space covered by the Lease. The word “Landlord” shall be taken to include the employees and agents of Landlord. Other capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

The following Rules and Regulations apply to buildings that are wholly occupied by a single tenant.

a)	No actions shall be taken by Tenant that modify the exterior appearance of the Premises or the Building, unless expressly permitted by the Lease or the Landlord.

b)	No blinds, shades, awnings or other window treatments shall be placed or installed in windows or curtain wall glazing other than those approved by Landlord.

c)	No sign, advertisement, notice or the like, shall be posted on the Building exterior, in windows visible from the exterior of the building, or in the building lobby except as permitted under the terms of the Lease or as reasonable necessary in the operation of Tenant’s business without prior approval of Landlord, not to be unreasonably withheld, conditioned or delayed.

d)	The Building lobby shall be open to the public during normal business hours (at a minimum 8:00 a.m. through 6:00 p.m., Monday through Friday except legal holidays). Tenant shall be responsible for locking of doors to the Premises. All locksets shall accept the Best key system. If the Building key system is maintained by Tenant, designated representatives of Landlord shall be provided with keys and/or access cards so as to facilitate access to all spaces within the Building in case of emergency. No locks or similar devices not on the master key system shall be attached to any doors.

e)	All deliveries to the Building, other than envelopes and small packages that can legitimately be delivered by hand or bicycle courier service, shall be accepted only through the building loading dock and not through the main lobby.

f)	Bicycles may only be stored in designated bicycle racks provided in the Park garages or elsewhere on the grounds of the Park. Bicycles shall not be fastened to fences, signposts, or other non-designated equipment, nor shall bicycles or vehicles of any kind shall be brought into or kept in or about the building lobby or the Premises.

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g)	Tenant shall not cause or permit any unusual or objectionable odors, noises or vibrations to emanate from said Premises.

h)	No pets or other animals, excepting those used for research purposes or by a disabled person, shall be permitted in or about the Building.

i)	Unless specifically authorized by Landlord, employees or agents of Landlord shall not perform for nor be asked by Tenant to perform work other than their regularly assigned duties.

j)	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same from occurring.

k)	Access roads and loading areas, parking areas, sidewalks, entrances, lobbies, halls, walkways, elevators, stairways and other common area provided by Landlord shall not be obstructed by Tenant, or used for other purpose than for ingress and egress.

l)	Landlord shall have the right to make such other and further reasonable Rules and Regulations as in the judgment of Landlord, may from time to time be needed for the safety, appearance, care and cleanliness of the Building or the Park and for the preservation of good order therein. All reasonable parking, building operation, or construction Rules and Regulations which may be established from time to time by Landlord and enforced on a uniform basis (i.e. non discriminatory) shall be respected and obeyed, subject to the requirements of this Lease.

m)	Landlord shall not be responsible to Tenant for any violation of Rules and Regulations by other tenants except that Landlord shall use good faith efforts to uniformly enforce such Rules and Regulations.

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EXHIBIT F

Expedited Dispute Resolution Procedure

Any dispute or determination by a party hereto which, pursuant to the terms of this Lease, may be resolved by the “Expedited Dispute Resolution Procedure,” shall be undertaken in accordance with the following provisions:

(a) In the event of any such dispute, the complaining party (the “Claimant”) shall serve upon the other party (the ‘‘Respondent”) by registered mail or hand delivery a written demand for arbitration (the “Dispute Notice”), setting forth with particularity the nature of the dispute. The Claimant shall simultaneously serve any request (the “Document Request”) for production of relevant documents from the Respondent. The service of such Dispute Notice and Document Request shall be effective upon receipt thereof. Failure to serve a Document Request shall constitute a waiver by the Claimant of any right to demand documents from the Respondent, except as provided in Subparagraph (c) below. The Dispute Notice shall also be delivered to the Chicago office of the American Arbitration Association (the “AAA”) which shall select an arbitrator to conduct the arbitration (hereinafter the “Arbitrator”), the choice of which shall be binding on the parties. If the Arbitrator believes he/she has a material conflict of interest with any of the parties, the AAA shall select an alternative Arbitrator within ten (10) business days of receipt of the Dispute Notice. If AAA shall cease to exist and/or shall decline to serve under this Lease as to all or any particular dispute submitted thereto for arbitration, or within ten (10) business days of receipt of a Dispute Notice, shall fail to select an Arbitrator, then, and in any Such event, the parties shall mutually select an alternative arbitrator for their dispute(s) and, in the absence of agreement within a period of ten (10) business days, either party shall have the right, on notice to the other, to apply to the President of the Chicago Bar Association for selection of an independent arbitrator.

(b) Response by Respondent. Within ten (10) business days of receipt of a Dispute Notice and Document Request, the Respondent shall serve a detailed written response to the Dispute Notice, including any arbitrable counterclaims, and shall produce all non privileged documents called for in the Document Request. At the same time, Respondent shall serve any Document Request on Claimant, failing which Respondent shall be deemed to have waived any right to demand documents from Claimant. Within two (2) business days of delivery of the response, all undisputed amounts shall be paid by Respondent by wire transfer.

(c) Response by Claimant. Within ten (10) business days of receipt of such written response, the Claimant shall serve a reply to any counterclaims asserted by Respondent and shall produce all non privileged documents requested by Respondent. At the same time, the Claimant may serve a second Document Request limited to documents relevant to Respondent’s counterclaim. Within two (2) business days of delivery of the reply to any counterclaims, all undisputed amounts shall be paid by the Claimant by wire transfer.

(d) Response by Respondent. Respondent shall produce all non privileged documents called for in any such second Document Request within ten (10) business days of service thereof.

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(c) Appearance Before Arbitrator. Within thirty five (35) business days of service of the Dispute Notice, any arbitrable dispute shall be submitted to the Arbitrator, whose decision shall be final, binding and non appealable, and may be entered and enforced as a judgment by any court of competent jurisdiction. The Arbitrator shall consider and determine only matters properly subject to arbitration pursuant to this Lease.

The Arbitrator shall, in consultation with the parties, establish such further procedures, including hearings, as he or she deems appropriate, provided, however, that a decision of the dispute (including counterclaims) shall be rendered no later than sixty (60) business days after service of the Dispute Notice.

(f) Final Decision; Fees and Expenses. The Arbitrator’s decision shall be in writing, and shall include findings of fact and a concise explanation of the reasons for the decision. The decision shall be delivered to the parties immediately. The Arbitrator’s fees and expenses shall be borne by one or both of the parties in accordance with the direction of the Arbitrator, who shall be guided in such determination by the results of the arbitration. If any party refuses to appear before the Arbitrator or to respond as required in subparagraphs (a) through (e) above, the Arbitrator shall decide the matter as by default against the non appearing party, and such decision shall be final, binding and non appealable to the same extent as a decision rendered with the full participation of such party.

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EXHIBIT G

Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:                     , 200

BENEFICIARY:

APPLICANT:

AMOUNT: US$                     ($             and 00/100 U.S. DOLLARS)

EXPIRATION DATE:                     , 200_

LOCATION: AT OUR COUNTERS IN SKOKIE, ILLINOIS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                          IN YOUR FAVOR AVAILABLE BY YOUR DRAFT IN THE FORM OF “ANNEX 1” ATTACHED DRAWN ON US AT SIGHT AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

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A DATED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED OFFICER OF THE BENEFICIARY ON BENEFICIARY’S LETTERHEAD READING AS FOLLOWS:

(A) THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US PURSUANT TO THE TERMS OF THAT CERTAIN LEASE BY AND BETWEEN                      , AS LANDLORD, AND                             , AS TENANT

OR

(B)                  HEREBY CERTIFIES THAT IT HAS RECEIVED NOTICE FROM                 THAT THE LETTER OF CREDIT NO.                 WILL NOT BE RENEWED, AND THAT IT HAS NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM                                  SATISFACTORY TO                  AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

THE LEASE MENTIONED IN THIS LETTER OF CREDIT IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT OR CONDITION, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST NINETY (90) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU AND THE APPLICANT BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE.

THIS LETTER OF CREDIT MAY BE TRANSFERRED (AND THE PROCEEDS HEREOF ASSIGNED, WHICH ARE COLLECTIVELY REFERRED TO HEREAFTER AS A TRANSFER), AT THE EXPENSE OF THE APPLICANT (WHICH PAYMENT SHALL NOT BE A CONDITION TO ANY TRANSFER), ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT. ANY SUCH TRANSFER MAY BE EFFECTED ONLY UPON PRESENTATION TO US, THE ISSUING BANK, AT THE BELOW SPECIFIED OFFICE, OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY, ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR BELOW SPECIFIED OFFICE, EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL LETTER OF CREDIT TO THE TRANSFEREE.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE DATED CERTIFICATION PRIOR TO             A.M.                  TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT:                                     , ATTENTION: STANDBY LETTER OF CREDIT SECTION OR BY FACSIMILE TRANSMISSION AT: (         )                     ; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (        )                 , ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

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PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK IN IMMEDIATELY AVAILABLE U.S. FUNDS DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN TWO (2) BUSINESS DAYS AFTER PRESENTATION NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ARTICLE 13B OR ARTICLE 14(D)(1) OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500

WE HEREBY CERTIFY THAT THIS IS AN UNCONDITIONAL AND IRREVOCABLE CREDIT AND AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

EXCEPT AS OTHERWISE EXPRESSLY STATED, THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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ANNEX 1

BILL OF EXCHANGE

DATE:

AT                                                                           SIGHT OF THIS BILL OF EXCHANGE

PAY TO THE ORDER OF

US                                                                               DOLLARS (US $                )

DRAWN UNDER

CREDIT NUMBER NO.	DATED

TO:

Authorized Signature

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EXHIBIT “A”

DATE:

TO:	RE:	STANDBY LETTER OF CREDIT

NO.

ISSUED BY

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BF ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

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THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND

FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

(BENEFICIARY’S NAME)	(Name of Bank)

SIGNATURE OF BENEFICIARY	(authorized signature)

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